EXECUTION COPY

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), is dated as of June 9, 2006, by and among ALLIED SECURITY HOLDINGS LLC, a Delaware limited liability company (“Purchaser”), RENTOKIL INITIAL plc, a corporation formed under the laws of England and Wales and having registration number 5393279 (the “Principal Seller”) and INITIAL TROPICAL PLANTS, INC., a Delaware corporation and indirect subsidiary of the Principal Seller (the “Subsidiary Seller” and, together with the Principal Seller, the “Sellers”).

RECITALS

The Principal Seller indirectly wholly-owns the Subsidiary Seller, and the Subsidiary Seller directly owns (i) one hundred percent (100%) of the membership interests (the “Initial Interests”) of Initial Security, LLC, a Nevada limited liability company (“Initial Security”), representing all of the membership interests of Initial Security and (ii) ten (10) shares of common stock (the “Security Interests”) of Rentokil Inc. - Security Services, a New Jersey corporation (“Security Services” and, together with Initial Security, the “Companies” and each individually, a “Company”), representing all of the issued and outstanding capital stock of Security Services.

Prior to the Closing, Initial Security shall merge or otherwise convert into a new Nevada limited liability company, such that following such merger or conversion, effective no later than the day prior to the Closing Date, Initial Security shall be treated as a disregarded entity for United States federal, state and local income Tax purposes (the “Initial Security Conversion”), with one hundred percent (100%) of the membership interests of Initial Security after the Initial Security Conversion being owned by the Subsidiary Seller. Following the Initial Security Conversion, "Initial Interests" shall mean either the membership interests in Initial Security or, in the case of clause (y) in the preceding sentence, the successor limited liability company.

Prior to the Closing, Security Services shall be converted effective no later than the day prior to the Closing Date into a New Jersey limited liability company, such that the Security Interests will be converted into membership interests, one hundred percent (100%) of which will be owned by the Subsidiary Seller and Security Services shall be a disregarded entity for United States federal, state and local income Tax purposes (the “Security Services Conversion”). Following the Security Services Conversion, the “Security Interests” refers to such membership interests.

The Initial Interests and the Security Interests shall hereinafter together be referred to as the “Ownership Interest”).

The Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Ownership Interest, free and clear of all Liens, and with all rights attached or accruing to such Ownership Interest from and after the Effective Date, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

SALE OF OWNERSHIP INTEREST

1.1	Sale of Ownership Interest.

On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Principal Seller shall cause the Subsidiary Seller to sell, and the Subsidiary Seller shall sell to Purchaser, and Purchaser shall purchase from the Subsidiary Seller, the Ownership Interest, free and clear of all Liens and with all rights attached or accruing to such Ownership Interest from and after the Effective Date.

1.2	Closing.

The closing of the purchase and sale of the Ownership Interest (the “Closing”) shall take place at the office of Skadden, Arps, Slate, Meagher & Flom LLP at 10:00 a.m. local time no later than three (3) Business Days (such date, the “Closing Date”) after all the conditions precedent to the Closing set forth in Articles 9 and 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in writing, unless otherwise mutually agreed to in writing by Purchaser and the Sellers; provided, that Purchaser shall not be obligated to close the purchase of the Ownership Interest prior to August 8, 2006.

ARTICLE 2

CONSIDERATION

2.1	Consideration.

(a)          The consideration for the purchase of the Ownership Interest shall be equal to (i) forty one million, four hundred and fifteen thousand Dollars (US$41,415,000) minus (ii) the Insurance Rebate Amount (the result of (i) minus (ii), the “Base Amount”), plus (iii) the Additional Period Amount (the aggregate amount of the Base Amount plus the Additional Period Amount shall hereinafter be referred to as the “Consideration”). The “Additional Period Amount” shall be an amount equal to the product of (i) the Base Amount multiplied by (ii) five percent (5%), multiplied by a fraction, the numerator of which is the number of days between (but excluding), the Effective Date up to (and including) the Closing Date and the denominator of which is three hundred sixty-five (365).

(b)          In addition, at the Closing, Purchaser will cause all Indebtedness, including any accrued and unpaid interest thereon, owed to either Seller or any of their Affiliates (the principal amount of which the Sellers represent is, as of the date hereof, US$40 million, and will be, as of the Closing Date, US$40 million, and the interest rate on which the Sellers represent is, as of the date hereof, five percent (5%) per annum, and will be, through the Closing Date, five percent (5%) per annum), to be paid in full in accordance with Section 5.6 hereof.

2.2	Closing Deliveries and Transactions.

At the Closing:

(a)          Purchaser shall pay the Consideration in cash, by wire transfer or other immediately available funds to the account of the Principal Seller.

The Subsidiary Seller hereby irrevocably authorizes the Principal Seller to receive all payments due to the Subsidiary Seller pursuant to this Agreement into the account of the Principal Seller and payment of such amounts into the account of the Principal Seller shall constitute payment in full by Purchaser.

(b)	The Sellers will deliver to Purchaser duly executed by the Sellers:

(i)           Assignments, each in substantially the form of Exhibit A attached hereto, transferring the Initial Interests and the Security Interests to Purchaser; and

(ii)          a certificate executed by the Sellers as described in Section 9.3 hereof.

(c)          Purchaser will deliver to the Sellers, duly executed by Purchaser, a certificate executed by Purchaser as described in Section 10.3 hereof.

2.3	Taking of Necessary Action; Further Action.

Each of the Parties will take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the sale and purchase of the Ownership Interest in accordance with this Agreement as promptly as practicable. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to the Ownership Interest, the officers and directors of the Sellers are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary reasonable action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Except as set forth on the Disclosure Schedules previously delivered by the Sellers to Purchaser and making reference to the particular subsection of this Agreement to which exception is taken, the Sellers hereby represent and warrant to Purchaser that the following statements are true and correct as of the date of this Agreement:

3.1	Organization and Qualification.

Each Company and each Seller is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has full corporate or limited liability company power and authority to conduct the Business and to own, use and lease its assets and properties and to perform all of its obligations under each agreement to which it is a party or by which it is bound. Each Company is duly qualified to do business as a foreign corporation and in good standing in those jurisdictions where such qualification is necessary, except for those jurisdictions in which the adverse effects of all such failures by such Company to be qualified and in good standing would not in the aggregate reasonably be expected to have a Material Adverse Effect.

3.2	Capital Stock; Title to Interests.

(a)          The authorized issued and outstanding capital stock or other equity interests of the Companies are set forth on Disclosure Schedule 3.2. The Initial Interests and the Security Interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and issued in compliance with applicable Law. The Subsidiary Seller owns the Initial Interests and the Security Interests, beneficially and of record, free and clear of all Liens. Disclosure Schedule 3.2 sets forth a description of the ownership of the Initial Interests and the Security Interests.

(b)          Except for this Agreement and as disclosed in Disclosure Schedule 3.2, there are no (i) outstanding membership interests, shares or Options with respect to the Companies, (ii) securities of the Companies reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the securities of the Companies have been granted, (iv) agreements, whether written or verbal, among any current and former members or shareholders of the Companies regarding the issuance, sale, transfer, redemption or repurchase of any membership interest of Initial Security or shares or membership interest, as applicable, of Security Services or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the membership interest or shares of capital stock of the Companies.

3.3	Subsidiaries.

Except as set forth on Disclosure Schedule 3.3, the Companies do not have any Subsidiaries, nor do they own an interest in any other Person except as provided on such Schedule. Each Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization identified in Disclosure Schedule 3.3, and has full corporate or limited liability company power and authority to conduct the Business, and to own, use and lease its assets and properties and to perform all of its obligations under each agreement to which it is a party or by which it is bound. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in those jurisdictions where such qualification is necessary. Disclosure Schedule 3.3 lists for each Subsidiary the amount of its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests and the record and beneficial owners of such outstanding capital stock or other equity interests. All of the outstanding shares of capital stock or ownership interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the relevant Company or a Subsidiary wholly-owned by the relevant Company free and clear of all Liens and issued in compliance with applicable Law. There are no (i) outstanding Options with respect to any Subsidiary, (ii) securities of any Subsidiary reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the securities of any Subsidiary have been granted, (iv) agreements, whether written or verbal, among any current and former shareholders of any Subsidiary regarding the issuance of the Subsidiary’s securities or (v) statutory or contractual preemptive rights or rights of first refusal with respect to the shares of capital stock or other equity interests of any Subsidiary.

3.4	Authority; No Conflict.

(a)          The execution and delivery by the Sellers of this Agreement and the Transaction Documents, and the performance by each of the Sellers of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action with no other corporate action on the part of each Seller (or their equity holders) being necessary. Each Seller has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)          This Agreement has been duly and validly executed and delivered by each Seller and constitutes a legal, valid, and binding obligation of each Seller, enforceable against the Sellers in accordance with its terms. Upon the execution and delivery by the Sellers and each other party thereto of the Transaction Documents, the Transaction Documents will constitute the legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.

(c)          The execution, performance and delivery by the Sellers of this Agreement and the other Transaction Documents do not, and the consummation of the Contemplated Transactions will not:

(i)           conflict with or result in the breach of any of the provisions of the Organizational Documents of each Company or the Subsidiaries or the Sellers;

(ii)          subject to the expiration of the HSR waiting period, violate in any material respect any provision of any Law or Order applicable to each Company or any Subsidiary or the Sellers or any of their respective assets and properties (it being understood that security licensing laws in certain states in which the Business operates may require notices, consents or filings in connection with the consummation of the Contemplated Transactions); or

(iii)         except as set forth in Disclosure Schedule 3.4(c)(iii) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) breach or constitute (with or without notice or lapse of time or both) a default under, (B) require either Company or the Subsidiaries to obtain any consent or take any action under the terms of, (C) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (D) result in the creation or imposition of any Lien upon any Company or any Subsidiary or the Sellers or any of their respective assets and properties under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which such Company or any of its Subsidiaries or either the Sellers are a party or by which such Company or any of its Subsidiaries or the Sellers or their assets may be bound.

3.5	Governmental Approvals and Filings.

Except as set forth on Disclosure Schedule 3.5, no consent, approval or authorization of, declaration or notice to, or filing or registration with any Governmental Authority on the part of the Sellers, any Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except where the failure to obtain any such consent, to make any such filing or to give any such notice, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of the Sellers to consummate the Contemplated Transactions or to perform their obligations hereunder.

3.6	Permits.

Disclosure Schedule 3.6 sets forth a complete list of all material Permits used in the Business or otherwise held by the Companies or their Subsidiaries in connection therewith, all of which are in full force and effect, unless otherwise noted. Except as set forth in Disclosure Schedule 3.6, (i) none of the Companies or any of their Subsidiaries is in default, or has received any notice of any claim of any default or violation, with respect to any such Permit and (ii) such Permits constitute all of the material licenses, franchises and other permits necessary for the relevant Company and its Subsidiaries to own, operate, use and maintain the Business in the manner in which it is now operated and maintained and to conduct the Business as currently conducted.

3.7	Financial Statements.

(a)          The Sellers have delivered to Purchaser true and complete copies of the following financial statements (collectively, the “Audited Financial Statements”): the audited balance sheet of Initial Security dated as of December 31, 2005 (the “Balance Sheet”) and the related audited statement of income, members’ equity and cash flows for the year then ended, as audited by Initial Security’s independent accountants whose report thereon is included therewith. Sellers also have delivered to Purchaser true and complete copies of the following financial statements (the “Unaudited Financial Statements”): unaudited balance sheets of Initial Security dated as of March 31, 2006 and the related unaudited statements of income prepared internally by the Companies for the three-month period then ended. The Audited Financial Statements reflect the combined balance sheet, statement of income, members’ equity and cash flow information of the Companies as of and for the respective periods covered thereby.

(b)         Except as set forth in the notes thereto and as disclosed in Disclosure Schedule 3.7, the Audited Financial Statements (i) were prepared from and in accordance with the Books and Records and were prepared in accordance with GAAP consistently applied throughout the period covered thereby (unless specified otherwise), (ii) fairly present in all material respects the financial condition and results of operations of Initial Security, Security Services and their respective Subsidiaries, as applicable, as of the respective dates thereof and for the respective periods covered thereby, and (iii) contain and reflect all necessary adjustments, accruals, provisions and allowances required by GAAP. Except as set forth in the notes thereto and as disclosed in Disclosure Schedule 3.7, the Unaudited Financial Statements were prepared on a consistent basis with the twelve (12) month’s management accounts statements for the period ended December 31, 2005 in accordance with Principal Seller’s accounting policies.

(c)         The reserves, if any, established by the Company and set forth on the Audited Financial Statements, or the lack of a reserve thereon, if applicable, are based upon facts and circumstances known by the Sellers and the Companies and their Subsidiaries on the respective dates as of which such Audited Financial Statements are prepared and there are no contingencies required to be accrued or disclosed on the consolidated balance sheets set forth in the Audited Financial Statements by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not accrued or disclosed on the consolidated balance sheets set forth in the Audited Financial Statements.

3.8	Other Liabilities.

Neither the Companies nor any of the Subsidiaries has any Liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that reasonably would be expected to result in any such liability, except for (a) Liabilities stated or adequately reserved against on the Audited Financial Statements or the notes thereto, (b) Liabilities incurred after December 31, 2005 in the Ordinary Course of Business, or (c) Liabilities for Taxes incurred after December 31, 2005 in the Ordinary Course of Business. Neither the Companies nor any of the Subsidiaries has or will have as of or following the Closing any obligation or liability for earn-outs or other contingent payments payable to former owners of assets, stock or other interests acquired by the Sellers or the Companies or otherwise arising out of previous transactions by the Sellers, Companies or their Subsidiaries. Except as set forth in Disclosure Schedule 3.8, neither the Companies nor any of the Subsidiaries has any material off-balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission). Neither the Companies nor any of the Subsidiaries is subject to any Liability arising out of the Other Businesses.

3.9	Taxes.

(a)          Except as set forth in Disclosure Schedule 3.9, each Company and the Subsidiaries have (i) timely filed all income Tax and other material Tax Returns required to be filed by such Company and the Subsidiaries on or before the date hereof (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all Taxes that are due and payable on or before the date hereof.

(b)          Except as set forth in Disclosure Schedule 3.9, there are no ongoing federal, state, local or foreign audits or examinations of any Taxes or Tax Return of any Company or any of the Subsidiaries, and neither the Companies nor any of the Subsidiaries has received any written notice that any Government Authority intends to commence any such audit or examination. The Sellers have provided the Purchaser with copies of all correspondence received from or submitted to the taxing authorities with respect to any ongoing audit set forth on Disclosure Schedule 3.9.

(c)          Except as set forth in Disclosure Schedule 3.9, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes against, or payment of any Taxes by, the Companies or any of the Subsidiaries.

(d)          None of the Companies or any of the Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of Taxes and (ii) has any contractual obligation to indemnify any other Person with respect to Taxes.

(e)          The charges, accruals and reserves with respect to Taxes on the books of the Companies are adequate to satisfy any Taxes due up through the Closing Date. There exists no proposed Tax assessment against the Company except as disclosed in the Balance Sheet. The Companies or the Subsidiaries have not received written notice from a Governmental Authority in a jurisdiction where the Companies and the Subsidiaries do not file reports and Tax Returns claiming that the Companies or the Subsidiaries are or may be subject to taxation by that jurisdiction. All Taxes that the Companies are or were required by Law to withhold or collect have been duly withheld or collected in all material respects and, to the extent required, have been timely paid to the proper Governmental Authority or other Person.

(f)           At the time of the Closing, each of the Companies and their Subsidiaries shall be treated as disregarded entities for federal, state and local income Tax purposes.

3.10	Legal Proceedings.

Except as set forth in Disclosure Schedule 3.10:

(a)          there are no Proceedings pending, or to Sellers’ Knowledge threatened, against either Company, any Subsidiary or any of their Assets which, if resolved in accordance with plaintiff’s demands, would reasonably be expected to, individually or in the aggregate with other such Proceedings, have a Material Adverse Effect, or to result in any Liability of the Companies or their Subsidiaries in excess of US$50,000 or would reasonably be expected to prevent or delay the consummation of the Contemplated Transactions; and

(b)          there are no material Orders outstanding against any Company or any Subsidiary.

3.11	Compliance With Laws.

Each Company and the Subsidiaries have complied in all material respects with and are not in material violation of, or under investigation with respect to, and has not received any written notice alleging any material violation with respect to, or otherwise been advised that, it is not in compliance in any material respect with, any provision or any Law or Order applicable to it or the conduct of the Business or the ownership or operation of its Assets. No circumstances exist that are likely to result in violations of any of the foregoing or which could reasonably give rise to a claim (without regard to the merits of such claim) that any Company or its Subsidiaries or the conduct of the Business is not in compliance in a material respect with any Law or Order.

3.12	Benefit Plans; ERISA.

(a)          Disclosure Schedule 3.12(a) contains a true and complete list and description of each of the Benefit Plans, and identifies each of the Benefit Plans that is a Qualified Plan.

(b)          Neither Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

(c)          Except as set forth in Disclosure Schedule 3.12(c), no Benefit Plan is a Defined Benefit Plan.

(d)          With respect to any Benefit Plan that is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, covering employees of a Company, any Subsidiary or any ERISA Affiliate, none of such Company, any Subsidiary nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

(e)          Each of the Benefit Plans has been operated and administered in compliance with ERISA and the IRC in all material respects.

(f)           All contributions and other payments required to be made by a Company or any ERISA Affiliate to any Benefit Plan with respect to any period ending on or before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Audited Financial Statements in accordance with GAAP.

(g)          No material liability under Title IV or Section 302 of ERISA has been incurred by any Company or any ERISA Affiliate that has not been satisfied in full. No transaction contemplated by this Agreement will result in material liability to the PBGC under Section 4062, 4063, 4064 or 4069 of ERISA with respect to any Company or any ERISA Affiliate.

(h)          Each Qualified Plan has been determined by the IRS to be so qualified, and to the Knowledge of the Sellers, no condition exists that would reasonably be expected to adversely affect such determination.

(i)           Except as set forth in Disclosure Schedule 3.12(i), no Company or any Subsidiary, any Benefit Plan, any trust created thereunder, or to the Knowledge of the Sellers, any trustee or administrator thereof has engaged in a transaction in connection with which a Company or any Subsidiary, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the IRC.

(j)           There has been no material failure of a Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the IRC) to meet the requirements of Section 4980B(f) of the IRC with respect to a qualified beneficiary (as defined in Section 4980B(g) of the IRC).

(k)          There are no pending or, to the Sellers’ Knowledge, threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which, individually or in the aggregate, could reasonably be expected to result in material liability on the part of Purchaser, any Company, any Subsidiary or any fiduciary of any such Benefit Plan material to the Business.

(l)           Except as set forth in Disclosure Schedule 3.12(a), no employer security or employer real property (within the meaning of Section 407 of ERISA) is included in the assets of any Benefit Plan.

(m)         Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

(i)	the Benefit Plans and insurance contracts;

(ii)          current summary Plan descriptions of each Benefit Plan subject to ERISA;

(iii)        the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

(iv)         the most recent determination of the IRS with respect to the qualified status of each Qualified Plan; and

(v)          the most recent accountings with respect to any Benefit Plan funded through a trust.

(n)          Except as set forth in Disclosure Schedule 3.12(n), neither the execution of the Agreement nor the consummation of the Contemplated Transactions will solely, or in connection with any other event, (a) result in any payment (including severance, unemployment, compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any Company or the Subsidiaries, or of the Seller, for which any Company or any Subsidiary would have any liability, (b) increase any benefits otherwise payable under any Benefit Plan, or (c) result in the acceleration of the time of payment or vesting of any such payments or benefits.

(o)          Except as set forth in Disclosure Schedule 3.12(o), no payment required to be made to any person associated with any Company or any Subsidiary as a result of the Contemplated Transactions (under any Contract or otherwise) will, if made, constitute a “parachute payment” within the meaning of Section 280G of the IRC.

3.13	Business Assets.

Except as set forth in Disclosure Schedule 3.13, the tangible Assets are free from material defects, have been maintained in all material respects in accordance with normal industry practice, are in all material respects in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used. The Assets constitute all of the material properties and assets necessary to conduct the Business as presently conducted by each Company.

3.14	Title to Properties; Liens.

(a)          Except as set forth in Disclosure Schedule 3.14(a), either of the Companies or a Subsidiary owns or has a legal and valid leasehold interest in all the material Assets that are reflected as owned or leased in the Books and Records of the Companies and the Subsidiaries, including all of the Assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business). Except as set forth in Disclosure Schedule 3.14(a), all Assets reflected in the Balance Sheet are free and clear of all Liens other than Permitted Liens, mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations or incurred in connection with the purchase of property or assets after the date of such balance sheet in the Ordinary Course of Business.

(b)          The Companies and the Subsidiaries do not own any parcels of real property. Disclosure Schedule 3.14(b) contains a list of all Leased Real Property, which includes the address of each Leased Real Property and identifies the applicable lease, together with all addenda or amendments to such leases (each, a “Lease” and collectively, the “Leases”). Each of the Leases (i) grants the relevant Company the right to use and occupy the applicable premises demised thereunder, subject to the terms of the applicable Lease, and to the Sellers’ Knowledge no other Person has the right to use any material portion of the premises demised under any Lease, (ii) is the legal, valid and binding obligation of the relevant Company, and (iii) is enforceable, in full force and effect and grants in all material respects, the leasehold estate or right of use or occupancy therein purported to be granted. No Lease has been assigned, mortgaged, hypothecated or otherwise encumbered. All material covenants to be performed by the relevant Company, and, to the Knowledge of the Sellers, all material covenants to be performed by the lessor or sublessor under each Lease, have been performed in all material respects, and no event has occurred or circumstance exists which, with the delivery of notice or the passage of time or both, would constitute such a breach or default by the relevant Company, or, to the Sellers’ Knowledge, the lessor or sublessor thereunder, or which would permit the termination, modification or acceleration of performance of the obligations of the relevant Company, or, to the Sellers’ Knowledge, the lessor or sublessor, under any Lease.

(c)          Except as set forth in Disclosure Schedule 3.14(c), (i) no Company or Subsidiary has received notice of any condemnation, expropriation or other proceedings in eminent domain pending, or to the Sellers’ Knowledge proposed or threatened, with respect to any of the Leased Real Property by any Governmental Authority which would reasonably be expected to have a Material Adverse Effect and (ii) neither the Companies nor the Sellers have received notice that there is any Order outstanding, nor any Proceeding pending or threatened, relating to the lease, use, occupancy or operation by any Person, including, without limitation, the Companies or any of the Subsidiaries, of any of the Leased Real Property.

(d)          Disclosure Schedule 3.14(d) separately identifies all Leases for which consents, waivers or approval must be obtained on or prior to the Closing Date in order for such Lease to continue in effect according to its terms, as in effect immediately prior to and on the date hereof, after the Closing Date.

(e)          The Leased Real Property constitutes all the interests in real property operated, used or held for use by the Companies or their Subsidiaries in connection with the operation of the Business.

3.15	Intellectual Property Rights.

(a)          Disclosure Schedule 3.15 discloses all Intellectual Property material to the Business (“Material Intellectual Property”), each of which a Company or a Subsidiary either owns or has the right to use. All registrations with and applications to Governmental Authorities in respect of Intellectual Property owned by a Company or a Subsidiary and used or held for use in the Business are also set forth on Disclosure Schedule 3.15 (including for each such item of applied for or registered intellectual property, the record owner, the jurisdiction and the registration and application numbers) and are valid and in full force and effect, except as set forth in Disclosure Schedule 3.15.

(b)          (i) Neither any Company nor any Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use the Material Intellectual Property; (ii) to the Sellers’ Knowledge, the Material Intellectual Property is not being infringed by any other Person; (iii) there is no pending or, to the Sellers’ Knowledge, threatened Proceeding against Seller, any Company or any Subsidiary involving Intellectual Property used or held for use in the Business (1) alleging infringement or violation of intellectual property or other rights of any Person, or (2) challenging any Company’s or Subsidiary’s ownership or use of, or the validity, enforceability or registrability of any such Material Intellectual Property and (iv) the Material Intellectual Property is sufficient for the operation of the Business as currently conducted.

3.16	Contracts.

(a)          Disclosure Schedule 3.16(a) contains a true and complete list of each of the following Contracts, to which any Company or any Subsidiary is a party or by which it or any of the Assets is bound:

(i)           all Contracts with any Person containing any provision or covenant prohibiting or limiting (or which would prohibit or limit following the Closing) the ability of any Company or any Subsidiary to engage in any business activity or compete with any Person or prohibiting or limiting (or which would prohibit or limit following the Closing) the ability of any Person to compete with any Company or any Subsidiary or solicit customers, clients or employees of any Company or Subsidiary;

(ii)          all partnership, joint venture, profit sharing, or shareholders’ Contracts with any Person;

(iii)         all Contracts relating to Indebtedness of any Company or any Subsidiary in excess of US$50,000, including any agreement or commitment for future loans, credit or financing entered into by a Company or Subsidiary;

(iv)         all Contracts with representatives, sales agencies or franchisees which in any case involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Company or any Subsidiary of more than US$50,000 annually (whether or not paid in any given year) or on a one time basis;

(v)          all Contracts (including any contracts relating to “bundled services” (“Bundled Contracts”)) with customers that involve the payment to any Company or the Subsidiaries of more than US$500,000 annually (whether or not paid in any given year) (collectively, “Key Customer Contracts”);

(vi)         each agreement that commits capital expenditures after the date hereof in an amount in excess of US$25,000 individually or US$50,000 in the aggregate;

(vii)       confidentiality agreements other than with respect to confidentiality agreements entered into in the Ordinary Course of Business (a) with employees, consultants and independent contractors or (b) for the benefit of any Company’s or Subsidiary’s vendors or customers;

(viii)      any Contract relating to the making of any loan, advance or investment by any Company or the Subsidiaries, other than travel, relocation and similar advances to employees in the Ordinary Course of Business and in an amount less than US$25,000 for any employee;

(ix)         any Contract or subcontract pursuant to which any Company or any Subsidiary outsources to, or subcontracts with, another business or Person for goods or services in excess of US$50,000;

(x)          all Contracts relating to the future disposition or acquisition of any assets and properties individually or in the aggregate material to the Business;

(xi)	any fidelity or surety bond or completion bond;

(xii)       any Contracts or arrangements that contain any severance pay or post-employment liabilities or obligations or provide for payments to be made in the event of a change in control of any Company or its Affiliates;

(xiii)      all Contracts between or among any Company or any Subsidiary, on the one hand, and Seller or any Affiliate of Seller or any shareholder, member, officer, manager, director or Affiliate of Seller, on the other hand;

(xiv)      all collective bargaining or labor-related Contracts or understandings;

(xv)        any employment or consulting agreement, Contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, Contract or commitment with a firm or other organization, including, without limitation, non-competition or non-solicitation agreements;

(xvi)      all Contracts by which either Company or any Subsidiary grants or is granted any rights to any Material Intellectual Property;

(xvii)     all other Contracts (other than Benefit Plans) that (A) require the payment pursuant to the terms of any such Contract by or to the Company or any Subsidiary of more than US$100,000 annually (whether or not paid in any given year) or on a one-time basis and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary; and

(xviii)	all Leases.

The Contracts required to be disclosed on Disclosure Schedule 3.16(a) are referred to collectively herein as “Material Contracts”.

(b)          Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the relevant Company or any Subsidiary and, to the Knowledge of the Sellers, of each other Party thereto other than Contracts that have expired or terminated in the Ordinary Course of Business in accordance with their terms; and except as set forth in Disclosure Schedule 3.16(b) neither the relevant Company, any Subsidiary nor any other party to such Material Contract is in any material respect, in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract). As of the date of this Agreement, no notice of default, termination or non-renewal under any such Material Contract, that is not a Key Customer Contract (representations in respect of such matters concerning Key Customer Contracts being set forth in Sections 3.16(d) and (e)), has been received by any Company or any Subsidiary and no action has been taken or omitted to be taken by any Company or any Subsidiary, or to the Sellers’ Knowledge, by other parties thereto which, with the giving of notice of or the lapse of time or both, would result in or become a breach of or default under, or give any Company or any other Person the right to declare a breach of or default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. True and complete copies of each Material Contract have been provided to Purchaser.

(c)          Except as set forth on Disclosure Schedule 3.16(c), no employee or consultant of the Companies or Subsidiaries is or will be entitled to receive any payment or other benefit, whether in the form of bonus, enhancement of severance benefits or otherwise, and whether pursuant to a Material Contract or otherwise, as a result of the Contemplated Transactions, including, without limitation, any payments to be made in the event of a change in control of any Company or its Affiliates.

(d)          Since January 1, 2005 through the date of this Agreement, there has not been, and no Company or Subsidiary has engaged in efforts to effect, any material decrease in pricing or rates of Key Customer Contracts.

(e)          Disclosure Schedule 3.16(e) sets forth a list of all Key Customer Contracts of the Business which to Sellers’ Knowledge are the subject of an ongoing competitive bidding process as of the date hereof or for which any Company or any Subsidiary has been notified or informed in writing, or, to the Sellers’ Knowledge, orally, as of the date hereof will be the subject of a competitive bidding process within nine months after the date hereof. As of the date hereof and except as set forth on Disclosure Schedule 3.16(e), to the Sellers’ Knowledge, no party to any Key Customer Contract has given notice to any Company or any Subsidiary that it intends to terminate, not renew or otherwise materially alter its business relationship (including subjecting such Key Customer Contract to a competitive bidding process) with the Companies or their Subsidiaries. As of the date of this Agreement, no action has been taken or omitted to be taken by any Company or any Subsidiary, or to the Sellers’ Knowledge, by other parties to Key Customer Contracts which, with the giving of notice on or the lapse of time or both, would result in or become a breach of or default under, or give any Company or any other Person the right to declare a breach of or default under, or to accelerate the maturity or performance of, or to cancel terminate or modify, any Key Customer Contract.

3.17	Affiliate Transactions.

Except as set forth in Disclosure Schedule 3.17, (i) there is no Indebtedness or Contract or other arrangement between any Company or any Subsidiary, on the one hand, and Seller, or any Affiliate of Seller or any shareholder, member, officer, manager, director, employee, or trustee thereof, on the other, (ii) neither Seller nor any Affiliate of Seller nor any shareholder, member, officer, manager, director, employee, or trustee thereof, provides or causes to be provided, or has a material equity or financial interest in any Person that provides, any assets, services or facilities to any Company or any Subsidiary, and (iii) neither any Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Seller or any Affiliate of Seller or any shareholder, member, officer, manager, director, employee, or trustee thereof, which are individually or in the aggregate material to the Business. There are no arrangements or other Contracts which are material to the Business, either individually or in the aggregate, which will cease to be in effect or otherwise be adversely modified as a result of the Companies or their Subsidiaries no longer forming part of the corporate chain of Seller or its affiliated companies.

3.18	Labor Relations.

(a)          From January 1, 2004 to the date of this Agreement, except as set forth in Disclosure Schedule 3.18(a), there have been no actual or, to the Sellers’ Knowledge, threatened strikes, lockouts, slowdowns, work stoppages or picketing against or affecting any Company or its Subsidiaries.

(b)          Except as set forth in Disclosure Schedule 3.18(b), neither any Company nor any Subsidiary is a party to or has any obligations under any agreement, labor or collective bargaining or otherwise, with any labor union, labor organization or works council or any other party regarding the rates of pay or working conditions of any of their employees, nor are any of them obligated under any agreement or understanding to recognize or bargain with any labor organization or union.

(c)          Except as set forth on Disclosure Schedule 3.18(c) no employees of any Company or its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with a Company or its Subsidiaries. Except as set forth on Disclosure Schedule 3.18(c), no labor union, labor organization, works council, or group of employees of any Company or its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the Sellers’ Knowledge threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth in Disclosure Schedule 3.18(c), to the Sellers’ Knowledge, there is no organization activity among any of a Company’s or the Subsidiaries’ employees, and none of the Companies, the Subsidiaries or any of their officers or directors or employees have been charged or, to Sellers’ Knowledge, threatened with, a charge of any unfair labor practice.

(d)          Each Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e)          Each Company and its Subsidiaries are not delinquent in any material respect in payments to employees or former employees, or on behalf of any employees or former employees, of such Company or any of the Subsidiaries for services or amounts required to be reimbursed or otherwise paid.

(f)           Except as set forth in Disclosure Schedule 3.18(f), none of the Companies or Subsidiaries have received written (i) notice of any unfair labor practice charge or complaint pending or to the Sellers’ Knowledge threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the investigation and/or prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any Proceeding pending in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g)          Each Company and its Subsidiaries are and have been in material compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

(h)          To the Sellers’ Knowledge, no employee of any Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by a Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(i)           As of the date hereof and except as set forth on Disclosure Schedule 3.18(i), to the Sellers’ Knowledge, no current employee of a Company or its Subsidiaries holding the title of Vice President or above intends to terminate his or her employment.

(j)           Except as set forth in Disclosure Schedule 3.18(j) the execution of this Agreement and the consummation of the Contemplated Transactions will not result in any breach or other violation of, or require any payments or benefits under, any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which a Company or its Subsidiaries is a party or by which it is bound.

3.19	Environmental Matters.

Except as set forth in Disclosure Schedule 3.19, (i) to the Sellers’ Knowledge, neither the conduct nor operation of the Business, nor any condition of any real property presently owned, leased or operated by a Company or any of the Subsidiaries, violates any Environmental Laws, (ii) neither the Seller nor any Company nor any Subsidiary has received or been subject to any written notice, Proceeding, Order or information request from any Person stating or alleging, or in the case of an information request, raising the possibility, that a Company and the Subsidiaries have been or are in violation of any applicable Environmental Law or are otherwise liable pursuant to any applicable Environmental Law and (iii) there have been no spills, disposals or releases of Hazardous Materials on, at, under, or from any real property currently owned, leased or operated by a Company or the Subsidiaries, except for immaterial releases which have previously been remediated.

3.20	Insurance.

(a)          Disclosure Schedule 3.20(a) lists all insurance policies which are in effect covering a Company and the Subsidiaries, the rights and Assets of such Company and the Subsidiaries, and the employees of such Company and the Subsidiaries. Copies or summaries of such policies have been provided or made available to Purchaser. All such policies are in full force and effect and all premiums due thereon have been paid. Neither any Company nor any Subsidiary has received any written notice from or on behalf of any insurance carrier issuing such policies that there will be a cancellation or non-renewal of such policies or a default under such policies. To the Knowledge of the Sellers, the insurance policies and arrangements identified in Disclosure Schedule 3.20(a) are in adequate amounts (consistent with industry standards) and cover risks customarily insured against by businesses of the type operated by the Companies and their Subsidiaries.

(b)          Except as set forth in Disclosure Schedule 3.20(b), no notice has been received by any Company or any of its Subsidiaries of any Proceeding, and, to the Knowledge of the Sellers, there is no Proceeding threatened, which is reasonably likely to give rise to a claim under any such insurance policies and arrangements, including under any Company’s directors’ and officers’ liability policy. In the event that any such notice has been received by any Company or any of its Subsidiaries, such Company has given (or caused to be given) necessary notice to the appropriate insurance provider. Except as set forth in Disclosure Schedule 3.20(b), neither any Company nor any Subsidiary has been notified that it has been refused any insurance with respect to its operations, and such Company’s and its Subsidiaries’ insurance coverage have not been limited in any material respect by any insurance carrier (except as such coverage may be limited by the terms of such insurance) within two years prior to the date of this Agreement. All workers’ compensation and other similar statutory claims asserted by or with respect to any employees of such Company or its Subsidiaries prior to 2005 have been fully paid or settled or accrued for in accordance with actuarial advice and past practice of such Company.

(c)          Disclosure Schedule 3.20(c) sets forth a schedule of the reserves reflected in the Audited Financial Statements for litigation and claim exposure, whether known or unknown, which reserves are adequate.

3.21	No Material Adverse Effect.

Since December 31, 2005: (a) there has been no Material Adverse Effect, and (b) except as set forth in Disclosure Schedule 3.21, each Company and Subsidiary has conducted the Business in the Ordinary Course of Business.

3.22	Full Disclosure.

The minute books of the Companies and the Subsidiaries contain true and accurate records in all material respects of meetings and other material corporate actions of the Companies, the boards of directors of the Companies and the Subsidiaries and all committees, if any, appointed by such boards of directors. The Books and Records of the Companies and the Subsidiaries accurately reflect in all material respects all material information relating to their Business, Assets, obligations and accounts receivable.

3.23	Brokers.

Except for the services of UBS Investment Bank, whose fees shall be paid by the Sellers, none of the Companies, the Subsidiaries or any of their officers, managers, directors, or employees or the Sellers have entered into, nor will enter into, any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Purchaser, the Companies or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Contemplated Transactions.

3.24	Bank Accounts.

Disclosure Schedule 3.24 sets forth the name of each bank or similar entity in which any Company or Subsidiary has an account, lock box or safe deposit box and the names of the persons authorized to draw thereon or have access thereto.

3.25	Indebtedness.

Except as set forth in Disclosure Schedule 3.25, neither the Companies nor any Subsidiary thereof has any outstanding Indebtedness or is party to Contracts or other obligations relating to Indebtedness.

3.26	Accounts Receivable.

The Companies’ and the Subsidiaries’ receivables as reflected in the Audited Financial Statements, have arisen only from bona fide transactions entered into and, to the Knowledge of the Sellers, are, except to the extent of the reserves therefor, if any, set forth in the Audited Financial Statements, collectible in the Ordinary Course of Business. Except as set forth on Disclosure Schedule 3.26, to the Knowledge of the Sellers, there are no facts or circumstances which would result in the uncollectability of any such receivables in excess of the reserves therefor (if any) set forth on the Audited Financial Statements. Except as set forth on Disclosure Schedule 3.26, there has not been any material adverse change in the collectability of such receivables since December 31, 2005.

3.27	Bank Account Balances.

Schedule 3.27 sets forth, as of May 20, 2006, the cash balances in the bank accounts of the Companies or the Subsidiaries. Such bank accounts are the only bank accounts that the Companies or Subsidiaries have an interest in, and no other Person (including the Sellers or their Affiliates) has any interest in such accounts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that the following statements are true and correct as of the date of this Agreement:

4.1	Corporate Existence.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents to be executed by it, to perform its obligations hereunder and thereunder.

4.2	Authority.

(a)          The execution and delivery by Purchaser of this Agreement and the Transaction Documents, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized with no other action on the part of Purchaser or its members being necessary. Purchaser has the power, and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)          This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms. Upon the execution and delivery by Purchaser of the Transaction Documents to be executed by them, such Transaction Documents will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

4.3	Noncontravention.

The execution, performance and delivery by Purchaser of this Agreement and the Transaction Documents to be executed by them do not, and the consummation by them of the Contemplated Transactions will not:

(a)          conflict with or result in the breach of any of the terms, conditions or provisions of the Organizational Documents of Purchaser;

(b)          subject to the expiration of the waiting period under the HSR Act, violate in any material respect any provision of any Law or Order applicable to Purchaser or any of its assets and properties (it being understood that security licensing laws in certain states in which the Business operates may require notices, consents or filings upon the consummation of the Contemplated Transaction); or

(c)          except as would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser to consummate the Contemplated Transactions or to perform their obligations hereunder, (i) breach or constitute (with or without notice or lapse of time or both) a default under, (ii) require Purchaser to obtain any consent or take any action under the terms of, (iii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon Purchaser or any of its assets or properties under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which the Purchaser or their assets may be bound.

4.4	Governmental Approvals and Filings.

Except for the requirement that the Purchaser file a Notification and Report Form for Certain Mergers and Acquisitions pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, no consent, approval or authorization of, declaration or notice to, or filing or registration with, any Governmental Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except where the failure to obtain any such consent to make any such filing or to give any such notice, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Purchaser to consummate the Contemplated Transactions or to perform its obligations hereunder.

4.5	Legal Proceedings.

(a)          There are no Proceedings pending or, to the knowledge of Purchaser, threatened against, Purchaser or any of their assets and properties which could reasonably be expected to, individually or in the aggregate, with other such Proceedings, materially and adversely affect or prevent or materially delay the consummation of any of the Contemplated Transactions; and

(b) there are no material Orders outstanding against the Purchaser.
4.6	Brokers.

None of Purchaser or any of its officers, managers, employees or members have entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Sellers, any Company, the Subsidiaries or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the Contemplated Transactions.

4.7	Financing.

Purchaser has, or will have at the Closing, sufficient cash and/or available credit facilities to pay the Consideration and to make all other necessary payments of fees and expenses in connection with the Contemplated Transactions.

ARTICLE 5

COVENANTS OF THE SELLERS

The Sellers covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, they will comply with all covenants and provisions of this Article 5, except to the extent Purchaser may otherwise consent in writing.

5.1	Regulatory and Other Approvals.

The Sellers will, as promptly as practicable, take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other Person required of the Sellers, the Companies or any Subsidiary to consummate the Contemplated Transactions, including without limitation those described in Disclosure Schedule 3.5.

5.2	Conduct of Business.

(a)          From the Effective Date to the Closing Date, the Sellers have caused and shall cause each Company and each Company has caused and shall cause its Subsidiaries to conduct business only in the Ordinary Course of Business, except as expressly provided for in this Agreement. Without limiting the generality of the foregoing, the Sellers have caused and shall cause each Company and each Company has caused and shall cause its Subsidiaries to use reasonable best efforts to preserve intact their present business organization, and retain (subject to dismissals and retirements in the Ordinary Course of Business) the services of the key officers and employees and preserve their relationships with customers, suppliers and others having business dealings with such Company and its Subsidiaries, all with the intent of preserving unimpaired their goodwill and ongoing businesses at the Closing Date. In addition, except as required by the Conversion Transactions, the Sellers have caused and will cause each Company and the Subsidiaries to refrain from:

(i)           amending their Organizational Documents affecting the Business or the Companies or their Subsidiaries or taking any action with respect to any such amendment;

(ii)          authorizing, issuing, selling or otherwise disposing of, or committing to sell or deliver any membership interest or shares of capital stock of, or other equity interests in, or any Option with respect to any Company or any Subsidiary, or modifying or amending any right of any holder of outstanding membership interest or shares of capital stock of, or other equity interests in, or Option with respect to any Company or any Subsidiaries;

(iii)        splitting, combining or reclassifying any shares of any Company’s or any of the Subsidiaries’ capital stock (or other equity interests), declaring, setting aside or paying any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the capital stock of (or other equity interests in) any Company or any of the Subsidiaries, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of (or any other equity interests in) or any Option with respect to any Company or any Subsidiaries;

(iv)         except pursuant to existing written arrangements or in the Ordinary Course of Business, increasing or otherwise changing the rate or nature of employee compensation (including wages, salaries and bonuses);

(v)          adopting any new employee benefit plan, policy, program or arrangement for the benefit of the employees of the Companies, or, except as required by applicable Laws or as necessary to provide for an employer contribution under the Rentokil Initial USA 401(k) Plan or the Deferred Compensation Plans to be made with respect to periods of service prior to Closing as set forth in Disclosure Schedule 5.24(a)(xxiv), amending any Benefit Plan in a way that would serve to increase the benefits payable to the employees of the Companies thereunder;

(vi)         adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of a Company or any of its Subsidiaries;

(vii)       except as may be required as a result of a change in Law or in GAAP, changing any of the accounting principles or practices (whether for financial accounting or Tax purposes) used by it;

(viii)      revaluing any of its assets, including, without limitation, writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

(ix)         making or revoking any material Tax election or settling or compromising any Tax liability;

(x)          paying, discharging or satisfying any claims or Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in the Audited Financial Statements (or the notes thereto) of any Company and Subsidiaries or incurred in the Ordinary Course of Business;

(xi)         (1) incurring or assuming any long-term or short-term Indebtedness or issuing any debt securities; (2) assuming, guarantying, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) making any loans, advances or capital contributions to any other Person (other than to the Subsidiaries in the Ordinary Course of Business and in amounts not to exceed US$25,000 individually or US$50,000 in the aggregate); (4) pledging or otherwise encumbering shares of capital stock or membership interests of any Company or the Subsidiaries; or (5) mortgaging or pledging any of the assets, tangible or intangible, of any Company or the Subsidiaries, or creating or, except for Permitted Liens, suffering to exist any Lien thereupon;

(xii)       selling, leasing or disposing of any assets outside the Ordinary Course of Business;

(xiii)      acquiring (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(xiv)      authorizing or making any capital expenditures or other purchase commitment which individually is in excess of US$50,000 or in the aggregate are in excess of US$100,000, except for those capital expenditures or purchase commitments made pursuant to existing agreements of any Company;

(xv)        without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), (1) entering into any Contract or arrangement providing for the taking of any action that would be prohibited hereunder, (2) amending, modifying or waiving any material term of any Contract or arrangement in a way that (A) could reasonably be expected to hinder the Contemplated Transactions or (B) would result in a material increase of any Company's obligations or Liabilities thereunder or a material decrease in the rights or benefits to the Company thereunder other than (except in the case of any Key Customer Contract) in the Ordinary Course of Business, (3) modifying, amending or waiving any pricing provision or other provisions of any Material Contract other than (except in the case of any Key Customer Contract) in the Ordinary Course of Business, or (4) entering into or terminating any Material Contract, or Bundled Contract other than (except in the case of any Key Customer Contract) in the Ordinary Course of Business;

(xvi)      except in the Ordinary Course of Business, entering into or amending, extending or otherwise altering any collective bargaining agreement or other labor-related Contract;

(xvii)     settling or compromising any pending or threatened Proceedings which (1) relate to the Contemplated Transactions or (2) that are material;

(xviii)    requesting or requiring any Person to accelerate the payment of the accounts receivable of any Company or any of the Subsidiaries except in the Ordinary Course of Business, or factoring any accounts receivable of any Company or any of the Subsidiaries;

(xix)      deferring the payment of the accounts payable of any Company or any of the Subsidiaries beyond the Company’s payment practices in the Ordinary Course of Business;

(xx)        taking any action not in the Ordinary Course of Business to manage Working Capital or cash;

(xxi)	paying of management charges;

(xxii)     making payments to or for the benefit of either Seller or their Affiliates (other than the Companies or the Subsidiaries), other than transactions consistent with past practice for the purchase of goods or services which are, individually or in the aggregate, immaterial, and on terms substantially similar to those which could be obtained from an unrelated third party;

(xxiii)    paying any bonus in connection with the transactions contemplated by this Agreement;

(xxiv)    other than as set forth on Disclosure Schedule 5.2(a)(xxiv), making a payment which is a contribution to any Benefit Plan which is inconsistent with past practice; or

(xxv)     taking or agreeing in writing or otherwise to take any of the actions described in Sections 5.2(a)(i) through 5.2(a)(xxiv) or any action which would make any of the representations or warranties of any Company or the Seller contained in this Agreement untrue or incorrect.

(b)          Notwithstanding the foregoing, from the Effective Date to the Closing Date, the Companies and the Subsidiaries shall be allowed to take the actions regarding the conduct of the Business, in the Ordinary Course of Business, as specifically set forth in Disclosure Schedule 5.2(b).

5.3	Affiliate Transactions.

Immediately prior to the Closing, the Sellers will terminate, or cause to be terminated, each Contract between either Seller, any Affiliate of the Sellers or any shareholder, member, officer, manager, director, employee, or trustee thereof, on the one hand, and any Company or any of the Subsidiaries, on the other. Prior to the Closing, neither any Company nor any Subsidiary will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction (other than pursuant to Contracts disclosed in Disclosure Schedule 3.16(a)(xiii) or not required to be disclosed therein in accordance with Section 3.16(a)(xiii)) with the Sellers, any Affiliate of the Sellers or any shareholder, member, officer, manager, director, employee, or trustee thereof.

5.4	Fulfillment of Conditions.

The Sellers will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit either Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.5	No Solicitation; Non-competition.

(a)          Each Company and Seller shall, and shall instruct its officers, managers, directors, shareholders, employees or agents (if any) to, immediately terminate all discussions or negotiations existing on the date hereof, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, a Sale Transaction. For purposes of this Agreement, the term “Sale Transaction” means any offer or proposal concerning any (i) merger, consolidation or business combination transaction involving any Company or any Subsidiary, (ii) sale or other disposition of assets of any Company or any of its Subsidiaries not in the Ordinary Course of Business, (iii) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) of any Company or any of its Subsidiaries or (iv) the initial public offering of the capital stock of any Company.

(b)          Until the Closing Date (or earlier termination of this Agreement), the Companies and the Sellers shall not, and the Companies and the Sellers shall instruct their respective Affiliates, officers, managers, directors, shareholders, employees and agents (if any) not to, (i) solicit, facilitate or encourage any proposal with respect to a Sale Transaction, (ii) enter into any discussions with any Person, or provide to any Person any information, with respect to any proposal with respect to a Sale Transaction or (iii) discuss or negotiate, or enter into any sale or other agreement with respect to a Sale Transaction. Each Company will promptly notify Purchaser in writing when it becomes aware of any proposal described in clauses (i) through (iii), above, the principal terms of the same and the identity of the party making the same. Each Seller acknowledges and agrees that Purchaser will expend considerable amounts in connection with consummating the Contemplated Transactions, and, as a consequence thereof, each Seller agrees that the provisions of this Section 5.5 are reasonable and shall be binding upon the Sellers in accordance with its terms.

(c)          From and after the date hereof and through the second anniversary of the Closing Date, the Sellers shall not (and shall cause each of its Affiliates not to), without the prior written consent of Purchaser, directly or indirectly, (i) solicit or hire any employee of Purchaser, any Company or their Subsidiaries (other than clerical or non-salaried employees except for such persons who are supervisory employees); provided, that the foregoing shall not prohibit the Sellers or their Affiliates from (A) engaging in the general solicitation (whether by newspaper, trade publication or other periodical) of employees (or hiring any employees that respond to such general solicitation) so long as such solicitation is not specifically directed at employees of Purchaser, any Company or their Subsidiaries, or (B) soliciting or hiring any such employee (other than clerical or non-salaried employees) who is no longer employed by Purchaser, any Company or its Subsidiaries and has not been an employee of Purchaser, any Company or its Subsidiaries for at least six (6) months prior to such solicitation or employment by such Seller or its Affiliates, or (ii) solicit any customer of the Purchaser for purposes of providing Restricted Activities.

(d)          For a period of two (2) years from the Closing Date, each Seller agrees that it will not, and will cause its Affiliates not to, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, acquire more than five percent (5%) of (or the right to acquire more than five percent (5%) of) any class of voting securities of, perform services for, or otherwise carry on, a business engaged in the business of providing security guard, mobile patrol, and related consulting services anywhere in the United States of America (which, collectively with those activities reflecting a reasonable extension of Purchaser’s and the Companies’ line or lines of business as of the date hereof shall be referred to herein as the “Restricted Activities” and each a “Restricted Activity”). The Sellers acknowledge and agree that the remedy at Law for any breach, or threatened breach, of any of the provisions of this Section will be inadequate and, accordingly, the Sellers covenant and agree that Purchaser shall, in addition to any other rights and remedies which Purchaser may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Sellers and Purchaser agree that the terms of the covenant in this Section are fair and reasonable in light of Purchaser’s plans for the Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

(e)          Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit or restrict either Seller or any of Sellers' Affiliates from:

(i)           carrying on its present business or businesses (other than the Restricted Activities) anywhere in the world or any development thereof (whether by acquisition or otherwise) including, but not limited to, the electronic security activities carried on by Initial Electronics, Inc. anywhere in the world;

(ii)          acquiring any company, group of companies or business if the revenues of such company, group of companies or business for its latest annual accounting period which is derived from business carried on in the United States of America which competes with any Restricted Activity does not exceed ten percent (10%) of its total revenues for such period;

(iii)         acquiring any company, group of companies or business if the revenues of such company, group of companies or business for its latest annual accounting period which is derived from business carried on in the United States of America which competes with any Restricted Activity exceeds ten percent (10%), but does not exceed thirty percent (30%), of its total revenues for such period (the “Competing Business”) provided that:

(A)        the Principal Seller notifies the Purchaser in writing (setting out in reasonable detail the nature and activities of the Competing Business) as soon as is reasonably practicable after such acquisition; and

(B)        the Principal Seller uses reasonable good faith efforts to dispose or to cause the disposal of the Competing Business to a Person who is not an Affiliate of the Principal Seller as soon as is reasonably practicable thereafter taking into account then current market conditions and in any event within twelve (12) months of such acquisition; or

(iv)         entering into or performing or otherwise being party to any contract or agreement for the provision of services which comprise more than one type of service, one of which is the provision of contract guarding business, provided that either:

(A)        the contract guarding business is sub-contracted to another Person who is not an Affiliate of the Principal Seller, provided that:

(1)         Purchaser and its Affiliates shall have first been offered in writing the opportunity to provide the services that are proposed to be sub-contracted, such offer to detail with reasonable specificity the nature of the services to be provided, the location at which such services are to be provided, and the duration, pricing and other material terms of the proposed engagement;

(2)         The Sellers and their Affiliates shall have negotiated in good faith with Purchaser and its Affiliates with respect to the foregoing for a period of not less than 30 days from the date the Purchaser receives the offer in writing referred to above;

(3)         In the event the Sellers and Purchaser do not reach agreement on the terms pursuant to which the Purchaser or its Affiliates will provide the services that are proposed to be sub-contracted, the Sellers shall have a period of 60 days to reach such an agreement with another Person who is not an Affiliate of the Principal Seller, provided that such agreement shall contain price and other terms no less favorable to the Sellers than the most recent terms offered by them in writing to Purchaser; and

(4)         In the event that Sellers do not reach an agreement with a Person who is not an Affiliate of the Principal Seller within such 60-day period, they must again first offer Purchaser and its Affiliates the opportunity to provide the services that are proposed to be sub-contracted (in accordance with the procedures set forth above) before seeking to reach an agreement relating to the provision of such services with a Person who is not an Affiliate of the Principal Seller; or

(B)        the guarding element of the business is carried out by individuals who are employees or agents of the client of the Principal Seller's Affiliate and not employees or agents of an Affiliate of the Principal Seller, but who may be managed or supervised by an Affiliate of the Principal Seller for the purposes of discharging such contract or agreement; provided that the Principal Seller gives the Purchaser five (5) Business Days notice prior to any of its Affiliates commencing the provision of services under any contract or agreement of the kind referred to in this subparagraph.

Notwithstanding anything herein to the contrary, in no event shall the Sellers or their Affiliates, for a period commencing on the Closing Date and ending on the second anniversary thereof, directly or indirectly engage in a Restricted Activity under the Retained Names.

5.6	Indebtedness; Transaction Expenses.

At the Closing, Purchaser shall cause all Indebtedness, including any accrued and unpaid interest thereon, owed to either Seller or any of their Affiliates (the principal amount of which the Sellers represent is, as of the date hereof, US$40 million, and will be, as of the Closing Date, US$40 million, and the interest rate on which the Sellers represent is, as of the date hereof, five percent (5%) per annum, and will be, through the Closing Date, five percent (5%) per annum) to be paid in full. At the Closing, the Sellers shall pay or cause to be paid in full all Transaction Expenses incurred after the Effective Date but not yet paid (other than by causing payment from, or otherwise using funds of, the Companies or any Subsidiary). At the Closing, the Sellers shall reimburse the Purchaser for all Transaction Expenses paid by the Companies or any Subsidiary after the Effective Date (other than by causing payment from, or otherwise using funds of, the Companies or any Subsidiary).

5.7	Financing-Related Cooperation.

The Sellers shall cause each Company to provide, and the Companies shall cause their Subsidiaries and respective directors, officers, employees, auditors, legal counsel and other advisors to provide, such cooperation as is reasonably necessary in connection with the arrangement of any financing by Purchaser, for purposes of obtaining the Consideration and other payments to be made by Purchaser pursuant to this Agreement, including, without limitation, participation in meetings with lenders and investors, due diligence sessions, drafting sessions, the execution and delivery by any Company and its Subsidiaries of any commitment letters, loan, underwriting, placement or similar agreements, pledge and security documents, the delivery of opinions of counsel to any Company and its Subsidiaries covering the matters customarily covered by opinions of counsel in connection with any such financing and “comfort” letters (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) executed by the independent public accountants who have certified the Companies’ Audited Financial Statements and taking such other actions related to such financing as are reasonably required by Purchaser, including Sellers providing reasonable assistance to Purchaser in connection with Purchaser’s preparing or having prepared a reviewed version of the Unaudited Financial Statements, audited financial statements and auditor consents, all as reasonably deemed necessary and appropriate by Purchaser’s lenders in connection with obtaining such financing and to enable Purchaser to comply with its post-acquisition disclosure obligations as required by the Securities and Exchange Commission.

5.8	Conversion Transactions.

No later than the day prior to the Closing Date, the Sellers shall, pursuant to agreements and other documents in form and substance reasonably satisfactory to Purchaser, cause:

(a)	the Security Services Conversion to be consummated;
(b)	the Initial Security Conversion to be consummated; and

(c)          each Subsidiary that is directly or indirectly wholly-owned by Security Services and/or Initial Security, that is not a disregarded entity for United States federal, state and local income Tax purposes, to be converted into a disregarded entity for United States federal, state and local income Tax purposes (the “Subsidiary Conversions”, and together with the Security Services Conversion and the Initial Security Conversion, the “Conversion Transactions”) provided, however, that no later than one day prior to the Closing Date, CPS Security Inc., a California corporation, shall be liquidated for federal, state and local income Tax purposes (the "Liquidation"). No later than thirty (30) days prior to the Closing, Sellers shall provide Purchaser with copies of all corporate documents necessary to effect each Conversion Transaction and the Liquidation for review and approval by the Purchaser. The Sellers may attempt to effect the Initial Security Conversion by filing one or more elections to be treated as a disregarded entity for United States federal, state and local income Tax purposes (the "Initial Security Election"), provided however, that Sellers may only effect the Initial Security Conversion through an Initial Security Election after permitting Purchaser to review and approve all relevant documentation relating to such election(s). In the event that Sellers attempt to effect the Initial Security Conversion through the Initial Security Election, Sellers shall simultaneously take actions to effect the Initial Security Conversion through a merger or conversion transaction.

5.9	Notice of Certain Matters.

Prior to the Closing, the Sellers shall promptly notify Purchaser if, to the Sellers’ Knowledge, any Key Customer Contract becomes the subject of a competitive bidding process or if any Company or any Subsidiary receives notice or is informed in writing, or, to the Sellers’ Knowledge, orally, that any Key Customer Contract will be the subject of a competitive bidding process within nine months after the date thereof.

ARTICLE 6

COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article 6, except to the extent the Sellers may otherwise consent in writing.

6.1	Regulatory and Other Approvals.

Purchaser will as promptly as practicable take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other Person required of Purchaser to consummate the Contemplated Transactions.

6.2	Fulfillment of Conditions.

Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE 7

COVENANTS OF ALL PARTIES

7.1	Advice of Changes.

Except to the extent prohibited by applicable Law, each of the Sellers and the Purchaser shall promptly advise the other Party orally and in writing to the extent it has or they have knowledge of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it or them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (c) any change or event having, or which, insofar as can reasonably be foreseen, could have a material adverse effect on such party (or, in the case of either Company, a Material Adverse Effect) or on the accuracy of their respective representations and warranties or the ability of the conditions set forth in Articles 9 and 10 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or relieve any liability for any breach thereof.

7.2	Transition.

Commencing following the date hereof and continuing until the Closing, Purchaser and the Companies shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the planning for the integration of the Companies and the Subsidiaries with the businesses of Purchaser and its Subsidiaries after the Closing. Without limiting the generality of the foregoing, (a) senior officers of Purchaser and the Companies shall meet on a regular basis (but in no event less than once per week) to review the financial and operational affairs of the Companies and their Subsidiaries, in accordance with applicable Law, (b) consistent with the performance of their day-to-day operations and the continuous operation of the Companies and their Subsidiaries in the Ordinary Course of Business, the Companies shall cause the employees and officers of the Companies and their Subsidiaries to use their reasonable best efforts to assist Purchaser in planning for a successful integration after the Closing, (c) the Companies (prior to the Closing) and the Sellers (prior to and following the Closing) shall use their reasonable best efforts to assist Purchaser in obtaining any Permits, including executing such documents as may be reasonably required in connection therewith and (d) the Companies shall, and shall cause each of their Subsidiaries to, provide Purchaser and its authorized representatives with reasonable access during normal business hours to the facilities of the Companies and their Subsidiaries, their personnel and representatives, and the Books and Records (including all interim financial statements).

7.3	Employees and Employee Benefits.

(a)          Purchaser agrees that to the extent any employee of either Company is entitled to participate in any benefit or profit sharing plan of Purchaser or any of its Affiliates, such employee shall receive credit for service with the Company prior to the Closing for purposes of eligibility and vesting. Purchaser also agrees that for a period of twelve (12) months after the Closing, Purchaser and the Companies shall continue to provide each of the Companies’ employees, during their employment with either Company, with salary and benefits which, in the aggregate, are substantially the same as those to which such employee was entitled immediately prior to the Closing; provided, however, that such benefits may be provided in a different form than provided prior to the Closing; and further provided that Purchaser shall retain the discretion at any time during such twelve (12) month period to cause employees of either Company to participate in any benefit plan of Purchaser or its Affiliates on the same basis as similarly situated employees of Purchaser and its Affiliates. Furthermore, from and after the Closing, Purchaser shall honor and shall be obligated to perform, in accordance with their terms, all contractual obligations under any employment agreements, severance agreements or similar arrangements entered into between either Company and any employee, and any severance policies or similar arrangements established for the benefit of any such employee(s), it being understood that nothing herein shall be construed as restricting the ability of Purchaser and the Companies from terminating or amending any such agreement, arrangement or policy in accordance with its terms as in effect immediately prior to the date hereof. An employee of either Company whose employment is involuntarily terminated (other than for cause) within twelve (12) months following the Closing, shall be entitled to receive severance payments and severance benefits which shall be no less favorable in the aggregate than those provided pursuant to any severance/separation policy covering such employee and in existence immediately prior to the date hereof.

(b)          As of the Closing Date, the participation of the employees of the Companies who participate in the Rentokil Initial USA Deferred Compensation Plan or the Rentokil Initial USA Supplemental Executive Retirement Plan (collectively, the “Deferred Compensation Plans”) as of the Closing Date (the “Affected Participants”) shall be frozen, and no further deferrals, contributions or accruals shall be made to the Deferred Compensation Plans on behalf of such Affected Participants with respect to periods of service with the Companies following the Closing. For all periods following the Closing Date, Purchaser agrees to cooperate with Sellers in Sellers’ administration of the Deferred Compensation Plans, which shall continue to be sponsored and maintained by the Sellers following the Closing, with respect to accounts of the Affected Participants, including to notify Sellers as soon as reasonably practicable (and in any event within sixty (60) days) following the termination of employment for any reason (including death or disability) of any Affected Participant with either Company or a successor entity or the transfer of the employment of such Affected Participant to an Affiliate of the Purchaser, and to provide such other information as Sellers may reasonably request. The obligations under this Section 7.3(b) shall continue until the accounts of all Affected Participants have been distributed, at which time Seller shall notify Purchaser of such fact. Without affecting the obligations of Purchaser under the preceding provisions of this Section 7.3(b), the parties understand that from and after the Closing Date, Sellers shall be solely responsible for the payment of all amounts due and owing to Affected Participants under the Deferred Compensation Plans, and Purchaser and the Companies shall have no responsibilities therefor.

(c)          Nothing in this Section 7.3 shall apply to employees whose terms and conditions of employment are governed by a collective bargaining agreement.

7.4	iSAMS/CSI Arrangement.

At the Closing, the Sellers and Purchaser shall enter into an agreement in substantially the form of Exhibit B attached hereto (the “Software License”).

7.5	Insurance Matters.

(a)          The Purchaser acknowledges and agrees that, effective at the Closing, the Business shall cease to be insured by the Sellers’ and their Affiliates’ insurance policies, including under insurance policies of the Sellers and their Affiliates covering the Business for claims arising out of occurrences prior to the Closing Date.

(b)          Subject to Section 11.3(b) of this Agreement (solely with respect to the Purchaser’s obligation to make the payments described therein), from and after the Closing, the Sellers shall assume all Liability associated with and managerial responsibility for, and none of the Purchaser, the Companies or the Subsidiaries shall have any Liability for or responsibility to manage or defend, any Proceeding or other claim with respect to the Business, the subject matter of which is within the scope of coverage of any insurance policy purchased by Sellers or their Affiliates (including the Companies and the Subsidiaries) prior to Closing, which claim is in existence at the Closing or to the extent (and only to the extent) that such claim arises from any event or circumstance taking place or existing prior to the Closing (the “Pre-Closing Insurance Claims”).

(c)          Purchaser shall use commercially reasonable efforts to notify Seller promptly in writing upon receipt by Purchaser of notice of any pending or threatened Pre-Closing Insurance Claims for which Seller may or would be liable pursuant to Section 11.2(d) of this Agreement. In connection with such Pre-Closing Insurance Claims, Purchaser shall cooperate with the Sellers as Sellers or its counsel may reasonably require, including, without limitation, with respect to the following matters: (i) defense of claims and mitigation of damages, (ii) investigation of claims by any third party administrator thereof, (iii) the preservation of relevant documentation, including electronic documents, and physical evidence, (iv) making the employees of Purchaser and the Companies available for depositions and for trial, (v) the preparation and filing of documents submitted in court and alternative dispute resolution proceedings, (vi) worker’s compensation claims, and (vii) access to employment records, wage information, accident and incident investigation reports and photographs related to any such claims. The failure of Purchaser to comply with any of its obligations under this Section 7.5(c) shall not relieve the Sellers of any obligations that it may have under Section 11.2(d) of this Agreement, except to the extent (and then only to the extent) the Sellers are prejudiced thereby.

(d)          Subject to the parties’ obligations under Section 11.2(d) and 11.3(b) of this Agreement, as applicable, with respect to any claims or losses for which Sellers are retaining liability under this Section 7.5, Sellers shall be entitled to retain any and all monetary recoveries related to such retained liability, including, but not limited to, any refunds owed by virtue of overpayment by any claims administrator, subrogation recoveries, second injury fund recoveries, recoveries from indemnifications, defenses and contribution, third party claims, counterclaims, and cross claims. In the event that such monetary recoveries are paid to or otherwise received by Sellers, Sellers shall be entitled to retain them. In the event that such monetary recoveries are paid to or otherwise received by Purchaser, Purchaser shall remit such monetary recoveries to Sellers as soon as practicable; provided that, in the event that Purchaser does not remit such monetary recoveries to Sellers with thirty (30) days of the receipt thereof, Purchaser shall pay to Sellers, in addition to such monetary recoveries, interest at the sum of the prime rate plus one percent, calculated from the date of receipt of such monetary recoveries.

ARTICLE 8

ANTITRUST FILINGS

In addition to and without limiting the covenants and agreements of the parties contained elsewhere in this Agreement:

(a)          The Parties shall use their best efforts to (i) as soon as practicable, take all actions necessary to make the filings and notifications required of such Parties or any of their Affiliates under the HSR Act or any Antitrust Law and (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser and the Sellers or any of their Affiliates from the Antitrust Division, the Federal Trade Commission or any state antitrust enforcement agency. The Parties shall use their best efforts to take all action necessary, proper and advisable under applicable Law with respect to the following: (x) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, without limitation, by responding as promptly as practicable to any inquiries received from the Antitrust Division or the Federal Trade Commission or any Governmental Authority for additional information or documentation, (y) to cause the expiration or termination of applicable waiting periods, the satisfaction of such other filing requirements, or the issuance of such approvals, consents or authorizations as may be required with respect to the Antitrust Laws of any Governmental Authority, and to avoid the entry of any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, under any Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of the Contemplated Transactions.

(b)          The Parties shall, in connection with the efforts referenced in the foregoing paragraph to obtain all requisite approvals and authorizations for the Contemplated Transactions under Antitrust Laws (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) promptly inform the other party of any communication to it from any Governmental Authority and permit the other Party to review in advance any proposed communication from it to any Governmental Authority or third party; and (iii) not arrange for or participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry without consulting with each other in advance, and, to the extent permitted by such Governmental Authority, giving the other Party the opportunity to attend and participate thereat.

(c)          Notwithstanding anything in this Article 8 to the contrary, Purchaser shall not be required to dispose of, hold separate or make any material change in any portion of its business (including the Business).

(d)          Purchaser shall pay any filing fee(s) required in connection with any required filings under the HSR Act or other Antitrust Laws.

ARTICLE 9

CONDITIONS TO OBLIGATIONS

OF PURCHASER

The obligations of Purchaser hereunder to consummate the Contemplated Transactions are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion to the extent legally permissible):

9.1	Representations and Warranties.

Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be so true and correct as of such date) except for inaccuracies that, individually or in the aggregate, would not have a Material Adverse Effect; provided, that, to the extent any such representation or warranty is qualified by materiality or “Material Adverse Effect” such qualifications shall be ignored for purposes of this Section 9.1.

9.2    Performance.

The Sellers shall have performed and complied with, in all material respects, each of the agreements, covenants and obligations required by this Agreement to be so performed or complied with by the Sellers at or before the Closing.

9.3    Seller’s Certificates.

The Sellers shall have delivered to Purchaser a certificate of each of the Sellers, dated the Closing Date, certifying the Sellers’ compliance with Sections 9.1 and 9.2 hereof.

9.4    Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Contemplated Transactions.

9.5    Regulatory Consents and Approvals.

All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Parties to perform their obligations under this Agreement and to consummate the Contemplated Transactions shall have been duly obtained, made or given and shall be in full force and effect and all terminations or expirations of waiting periods under the HSR Act or other Antitrust Laws shall have occurred.

9.6    Closing Deliveries.

The Sellers shall have made the deliveries set forth in Section 2.2(b).

9.7	Conversion Transactions.

The Conversion Transactions and the Liquidation shall have been consummated in accordance with Section 5.8 hereof.

ARTICLE 10

CONDITIONS TO OBLIGATIONS

OF THE SELLERS

The obligations of the Sellers to consummate the Contemplated Transactions are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers in their sole discretion to the extent legally permissible):

10.1	Representations and Warranties.

Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though such representations and warranties were made at and as of the Closing Date (except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be so true and correct as of such date).

10.2	Performance.

Purchaser shall have performed and complied with, in all material respects, each of the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

10.3	Purchaser Certificate.

Purchaser shall have delivered to the Sellers a certificate of Purchaser, dated the Closing Date, certifying Purchaser’s compliance with Sections 10.1 and 10.2.

10.4	Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the Contemplated Transactions.

10.5	Regulatory Consents and Approvals.

All consents, approvals and actions of, filings with and notices to the U.S. Federal Trade Commission and Department of Justice necessary to permit the Parties to perform their obligations under this Agreement and to consummate the Contemplated Transactions shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods under the HSR Act or other Antitrust Laws shall have occurred.

10.6	Closing Deliveries.

The Purchaser shall have made the deliveries set forth in Sections 2.2(a) and 2.2(c).

10.7	Retained Name Assignment.

Purchaser shall have caused the Companies to execute and deliver to the Sellers an Assignment of Retained Names in substantially the form of Exhibit C attached hereto.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

11.1	Survival of Representations and Warranties.

All representations, and warranties of the Parties contained in this Agreement will survive the Closing until August 31, 2007; provided, that, (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4(a), 4.1 and 4.2 shall survive indefinitely, (ii) the representations and warranties contained in Sections 3.12 and 3.19 shall survive for three (3) years after Closing and (iii) the representations and warranties in Section 3.9 shall survive until thirty (30) days after the expiration of the statute of limitation for the applicable representation and warranty. The covenants set forth in Article 5 (other than Sections 5.5 and 5.7, to the extent set forth therein), 6, 7 (other than Sections 7.3 and 7.5, to the extent set forth therein) and 14 shall expire as of the Closing Date; provided, that claims for breaches of such covenants prior to the Closing Date shall survive the Closing until August 31, 2007 (other than the covenants of Sections 5.5, 7.3 and 7.5 and Article 14, which shall survive until the expiration of the statute of limitations for the applicable covenant). Any representation or warranty that would otherwise terminate in accordance with this Section 11.1 will continue to survive if a Claim Notice shall have been given under this Article 11 on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.

11.2	Indemnification of Purchaser.

Subject to the limitations contained in this Article 11, the Sellers each shall jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates, and their respective officers, members, managers, directors, employees and shareholders, and their respective successors and assigns (the “Purchaser Indemnified Parties”), from and against any and all Damages which arise out of or result from:

(a)          Any breach of any representation or warranty made by a Seller in this Agreement or in any certificate or document delivered at Closing by a Seller pursuant to this Agreement;

(b)          Any and all Taxes imposed on or assessed against the Purchaser Indemnified Parties and/or the Sellers with respect to all periods or portions thereof ending on or prior to the Closing, whether or not set forth on any Tax Return; without limiting the generality of the foregoing, such Taxes shall include (i) all Taxes shown on the Tax Returns and (ii) all sales, use or other similar Taxes (other than Transfer Taxes).

(c)	Any Other Business;

(d)          Any Pre-Closing Insurance Claims (but, in the case of Pre-Closing Insurance Claims within the scope of coverage of any general liability insurance policies, only to the extent the Damages for any such Pre-Closing Insurance Claim exceed US$25,000, and then only for the amount by which such Damages exceed US$25,000 and, in the case of Pre-Closing Insurance Claims within the scope of coverage of any employment practices liability policy or fidelity/crime policy, only to the extent the Damages for any such Pre-Closing Insurance Claim exceed US$50,000, and then only for the amount by which such Damages exceed US$50,000);

(e)          Any severance payments or obligations owing or payable to Michael Schroeder;

(f)	The claim referenced in Disclosure Schedule 3.10, Item 3; and

(g)          Any breach by a Seller of any agreement, covenant or obligation of a Seller contained in this Agreement.

11.3	Indemnification of the Sellers.

Subject to the limitations contained in this Article 11, Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective trustees, officers, directors, employees and shareholders, and their respective successors and assigns (the “Seller Indemnified Parties”) from and against any and all Damages which arise out of or result from:

(a)          Any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document delivered at Closing by Purchaser pursuant to this Agreement; and

(b)          Any Pre-Closing Insurance Claims within the scope of coverage of any general liability, employment practices liability or fidelity/crime insurance policies (provided that, as set forth in Section 7.5, Purchaser shall have no responsibility to manage or defend such matters), provided that the Purchaser’s maximum liability for Damages with respect to any such Pre-Closing Insurance Claim shall not exceed US$25,000 or, in the case of Pre-Closing Insurance Claims within the scope of coverage of any employment practices liability policy or fidelity/crime policy, shall not exceed US$50,000;

(c)          Any breach by Purchaser of any covenant or obligation of Purchaser contained in this Agreement.

11.4	Indemnification Procedure for Third-Party Claims.

(a)          Promptly after receipt by an Indemnified Party of notice from any third party of a claim or demand in respect of which indemnity may be sought under Section 11.2 or 11.3 which is asserted against or sought to be collected from the Indemnified Party, including the commencement of any Proceeding against it (“Third Party Claim”), the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under such Section 11.2 or 11.3, as applicable, give notice to the Indemnifying Party of the Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party except to the extent (and only to the extent) the Indemnifying Party is prejudiced thereby.

(b)          If any Third Party Claim referred to in Section 11.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of such claim, the Indemnifying Party will be entitled to participate in any Proceeding underlying the claim and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which event such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, one separate counsel, reasonably satisfactory to the Indemnifying Party, to defend such claim on behalf of such Indemnified Party), assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding and an acknowledgement by the Indemnifying Party that it would have an indemnity obligation for any Damages resulting from such Third-Party Claim, except in the circumstances described in the parenthetical above, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 11.4 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of the Third Party Claim, (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (A) there is no finding or admission of any violation of Law or Order or any violation of the rights of any Person, (B) such settlement or compromise releases the Indemnified Party in connection with such Third Party Claim, (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and there is no adverse effect or limitation on the Indemnified Party with respect to Taxes or Tax accounting methods or practices and (D) such settlement or compromise does not require any payment or other action by, or limitation on, the Indemnified Party; (ii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claim effected without its written consent and (iii) the Indemnified Party shall have the right (but not the duty) to participate in such defense and to employ counsel, in each case, at its own expense. Subject to Section 11.4(c), if notice is given to an Indemnifying Party of any Third Party Claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party (provided that such determination shall not affect the Indemnifying Party’s rights to dispute whether the Indemnifying Party is obligated to indemnify the Indemnified Party with respect to such determination in accordance with this Agreement).

(c)          Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)          The Parties shall cooperate in the defense of any Third-Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the provisions of this Article 11.

(e)          Any indemnification claim relating to Tax matters involving third parties shall be governed by Section 12.2 of this Agreement.

11.5	Indemnification Procedure for Other Claims.

In the event any Indemnified Party should have a claim against any Indemnifying Party under Article 11 that does not involve a Third-Party Claim, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Article 11, except to the extent (and only to the extent) the Indemnifying Party is prejudiced thereby.

11.6	Limitations on Indemnification.

(a)          The Sellers will have no liability for indemnification until the total of all Damages that are incurred by Purchaser Indemnified Parties exceed US$750,000 (the “Basket”), and then only for the amount by which such Damages exceed US$750,000. The Sellers’ maximum liability for Damages with respect to a claim for indemnification shall be limited to and shall not exceed US$15 million in the aggregate.

(b)          Purchaser will have no liability for indemnification until the total of all Damages that are incurred by the Seller Indemnified Parties exceed US$750,000, and then only for the amount by which such Damages exceed US$750,000. Purchaser’s maximum liability for Damages with respect to a claim for indemnification shall be limited to and shall not exceed US$15 million in the aggregate.

(c)          The limitations contained in this Section 11.6 shall not apply to (i) any Damages resulting from any breaches by the Sellers of any representations and warranties set forth in Sections 3.1, 3.2, 3.3, or 3.4(a) or 3.9, (ii) any Damages resulting from any breaches by the Purchaser of any representations and warranties set forth in Sections 4.1 or 4.2, (iii) Damages relating to or arising from any intentional breach of this Agreement or fraudulent misrepresentations or action by the Parties hereto, (iv) indemnification pursuant to Section 11.2 (other than pursuant to 11.2(a)), and (v) any indemnification for any obligation of Purchaser set forth in Article 2, Section 5.6 or Section 11.3(c).

11.7	Insurance Offset.

If the amount of any indemnifiable Damages, at any time following the payment of an indemnification obligation, is offset or reduced by the payment of any insurance proceeds, the amount of such insurance proceeds, less any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) will promptly be repaid to the Indemnifying Party.

11.8	Exclusivity.

After the Closing, to the extent permitted by Law, the indemnities set forth in this Article 11 shall be the exclusive remedies of Purchaser and the Sellers and their respective managers, trustees, officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement; provided, however, that the foregoing shall not apply to claims of actual fraud or intentional breach of this Agreement.

11.9	Investigation and Waiver.

The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representation, warranty, covenant or agreement.

ARTICLE 12

TAXES

12.1	Taxes

(a)          The Seller shall, in accordance with applicable Law, duly and timely prepare and file all Tax Returns with respect to the Companies and the Subsidiaries for all periods ending on or prior to the Closing Date, and all such Tax Returns shall correctly and accurately set forth the amount of any Taxes relating to the applicable period; provided, however, that the Purchaser shall, in accordance with applicable Law, duly and timely prepare and file all non-income Tax Returns with respect to the Companies and their Subsidiaries for Straddle Periods (the "Straddle Period Tax Returns") and all such Tax Returns shall correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Sellers and the Purchaser shall provide each other with such information and cooperation as may reasonably be required to complete such Tax Returns. The Purchaser shall provide Seller with a copy of any Straddle Period Tax Returns, for their review and comment, no later than thirty (30) days prior to the due date for filing such Tax Returns.

(b)          The Sellers will timely pay or cause to be paid all Taxes imposed on or assessed against the Companies, the Subsidiaries, and the Seller with respect to all Pre-Closing Periods, whether or not set forth on any Tax Return provided, however, that Purchaser shall be liable for (i) all Taxes shown on the Straddle Period Tax Returns , and (ii) all Transfer Taxes.

12.2	Indemnification Procedure for Tax Matters.

With respect to any indemnification claim for Tax matters under this Agreement, the following procedures and limitations shall apply:

(a)          Purchaser shall give the Sellers written notice, by certified mail addressed to Chris Filby at the Principal Seller’s notice address, that a Tax Return of any Company or its Subsidiary is subject to audit (“Audit Notice”) within twenty (20) days after receipt of any notification that a Governmental Authority intends to audit any such Tax Return for which an assessment of Taxes with respect to such Tax Return could result in a right of Purchaser to indemnification hereunder from Sellers with respect to such Taxes (“Indemnified Taxes”); provided however, the failure to notify the Sellers will not relieve the Sellers of any Liability that they may have to Purchaser, except to the extent that the Sellers demonstrates that the Sellers have been materially prejudiced by the Sellers’ failure to receive such notice. Notwithstanding the foregoing, with respect to any audit involving Pre-Closing Period Taxes, Purchaser shall provide Sellers with copies of all written correspondence relating to such audit received from, and a written summary of any oral communication regarding such audit with, any Governmental Authority within fifteen (15) days of such correspondence or communication, and Sellers shall have the right to provide Purchaser with input as to the resolution of any issues raised by the Governmental Authority with respect to items that, if adjusted on the applicable Tax Return(s), would result in a right of Purchaser to indemnification for Taxes by Sellers.

(b)          Sellers shall have the right, exercised by written notice to Purchaser given within twenty (20) days after receipt of the Audit Notice, to assume the defense of the proposed audit or review insofar as it relates to a matter for which Sellers have agreed to indemnify Purchaser (“Assumed Audit”). Delivery of such notice shall constitute Sellers’ agreement to consent, defend, litigate or settle any claim resulting from the Assumed Audit, and to pay any assessment or adjustment resulting from the Assumed Audit, and all expenses incurred by Sellers in connection therewith. Purchaser shall have the right to participate at its own expense in any such contest, defense, litigation or settlement. Sellers shall have the right to settle any such assessment, either before or after the initiation of litigation, at such times and upon such terms as they deem fair and reasonable, provided that at least twenty (20) days prior to any such settlement, written notice of their intention to settle such assessment, and a copy of the proposed settlement shall be given to Purchaser and, provided further, that no settlement or other action may be taken by the Sellers in connection with the Assumed Audit if it may have an adverse effect or limitation on the Purchaser with respect to Taxes or Tax accounting methods or principles, without the consent of the Purchaser. After Sellers assume defense of an Assumed Audit, Purchaser shall not execute any agreement, form or document in connection with or with respect to the Assumed Audit, or related proposed adjustment, assessment, or request for extension of the statute of limitations unless instructed in writing by Sellers to execute such agreement, form or document, and, upon reasonable request by Sellers.

(c)          If Sellers fail to notify Purchaser of its assumption of such defense within twenty (20) days after receipt of the Audit Notice, Purchaser shall have the responsibility of contesting, defending, litigating, or settling any assessment made by a Governmental Authority relating to the noticed audit or review. Sellers shall have the right to participate at their own expense in any such contest, defense, litigation or settlement. Purchaser shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such assessment, either before or after the initiation of litigation, at such times and upon such terms as it deems fair and reasonable, provided that at least fifteen (15) days prior to any such settlement written notice of its intention to settle such assessment and a copy of the proposed settlement shall be given to Seller.

12.3	Purchase Price Allocation

(a)          Purchaser and Sellers shall allocate the total consideration (as determined for United States federal income Tax purposes) for the Security Interests and the Initial Interests among the assets of Security Services and Initial Security and the noncompetition provisions of this Agreement for purposes of Sections 755 and 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Allocation”). Except as may be required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar state or local tax provision), neither the Purchaser nor the Sellers (nor any of their respective Affiliates) shall file any Tax Return or take a position with a taxing authority that is inconsistent with the Allocation, including any amendments.

(b)          Purchaser shall present a draft of the Allocation (the “Proposed Allocation”) to the Sellers for review as soon as reasonably practicable after the Closing Date. Except as provided in subparagraphs (i) and (ii) of this Section 12.3, at the close of business on the 51st day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Purchaser and Sellers and shall be the Allocation.

(i)           The Sellers shall raise any objection to the Proposed Allocation in writing within 50 days of the delivery of the Proposed Allocation. The Sellers and Purchaser shall negotiate in good faith to resolve any differences for 30 days after delivery of any objection by the Sellers. If the Purchaser and the Sellers reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon Sellers and Purchaser and shall be the Allocation.

(ii)          If Sellers and Purchaser cannot mutually agree on the appropriate allocation within the 30-day time limit set forth in subparagraph (i) above, the Purchaser and Sellers shall submit all remaining disputes to a United States nationally recognized independent public accounting firm agreed upon by the parties for resolution. Purchaser and Sellers shall use reasonable efforts to cause the accountants to resolve such disputes within 20 days of its appointment, and the accountant's determination with respect to any such disputed item shall be final and binding. The fees and expenses of the accountant incurred under this section shall be paid 50% by Sellers and 50% by Purchaser.

(c)          In the event that there is any adjustment to the aggregate consideration for the Companies, the Purchaser shall revise the Allocation to reflect any such adjustment using the same methodology as used in the initial Allocation and shall promptly present a draft of such revised Allocation to the Sellers for review; provided that the principles contained in paragraphs (a) and (b) above (including the right of the Sellers to raise any objection to the proposed revised Allocation and to have such objection resolved by the accountant) shall apply to such revised Allocation.

12.4	Refunds

(a)          Any Tax refunds that are received by the Purchaser or the Companies that relate solely to the Companies or their Subsidiaries for Tax periods or portions thereof ending on or before the Effective Date shall be for the account of the Sellers, and Purchaser shall pay over the amount of any such refund within fifteen (15) days after receipt of entitlement thereto. Any Tax refunds that are received by the Purchaser or the Companies that relate solely to the Companies or their Subsidiaries for the period commencing on the Effective Date and ending on the Closing Date, to the extent the Sellers have paid, or otherwise borne, the Tax which is the subject of the Tax refund, then such refund shall be for the account of the Sellers, and Purchaser shall pay over the amount of any such refund within fifteen (15) days after receipt or entitlement thereto. Any Tax refunds received by Sellers that relate to (i) Tax periods or portions thereof on or after the Closing Date of Taxes paid by the Purchaser, the Companies or their Subsidiaries, (ii) the Tax period or portion thereof commencing on the Effective Date and ending on the Closing Date, of Taxes paid or otherwise borne by the Purchaser or (iii) Transfer Taxes, shall be paid over to the Purchaser within fifteen (15) days after the receipt or entitlement thereto.

ARTICLE 13

TERMINATION

13.1	Termination.

This Agreement may be terminated, and the Contemplated Transactions may be abandoned:

(a)          at any time before the Closing by mutual written agreement of Purchaser and the Sellers;

(b)          by Purchaser if (i) Purchaser has not materially breached any of its representations, warranties, covenants or agreements under this Agreement and (ii) there has been (A) a breach on the part of the Sellers in their representations or warranties set forth herein that, individually or in the aggregate, would have a Material Adverse Effect, provided, that, to the extent any representation or warranty is qualified by materiality or “Material Adverse Effect” such qualifications will be ignored for purposes of this Section 13.1, or (B) a material breach of the covenants or agreements of the Sellers set forth herein, in either case that has not been waived or cured within ten (10) Business Days after receipt of notice by the Sellers from Purchaser of an intention to terminate pursuant to this Section 13.1(b) if such breach continues;

(c)          by the Sellers if (i) the Sellers have not materially breached any of their representations, warranties, covenants or agreements under this Agreement, and (ii) there has been a material breach on the part of Purchaser in its representations, warranties, covenants or agreements set forth herein, in either case that has not been waived or cured within ten (10) Business Days after receipt of notice by Purchaser from the Sellers of an intention to terminate pursuant to this Section 13.1(c) if such breach continues;

(d)          by Purchaser, by written notice to the Sellers, at any time after September 30, 2006 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Article 9 of this Agreement have not been met (other than through the failure of Purchaser to comply with its obligations under this Agreement);

(e)          by the Sellers, by written notice to Purchaser, at any time after September 30, 2006 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Article 10 of this Agreement have not been met (other than through the failure of the Sellers to comply with their respective obligations under this Agreement); or

(f)           by Purchaser or the Sellers if an Order preventing the consummation of the Contemplated Transactions shall have become final and non-appealable.

13.2	Effect of Termination.

If this Agreement is validly terminated pursuant to Section 13.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Parties (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Article 8 and Section 15.3, confidentiality in Section 15.5 and public announcements in Section 15.4 will continue to apply following any such termination. Notwithstanding the previous sentence, no party to this Agreement shall be released from any liability for any intentional breach of this Agreement or fraudulent misrepresentations or action by the Parties.

ARTICLE 14

RIGHTS TO CERTAIN NAMES AND MARKS

(a)          The Sellers expressly reserve to themselves and their post-Closing Affiliates the exclusive right, title, and ownership interest in and to and the use of, and it is hereby agreed and acknowledged that the Sellers and their post-Closing Affiliates shall be entitled exclusively to such rights with respect to, the Retained Names and any related Intellectual Property and goodwill now or previously used or owned by any Seller or any of their respective Affiliates in connection with its business, whether used or owned by themselves or as part of or in conjunction with another word or phrase. In furtherance of the foregoing, at Closing, the Companies shall execute and deliver to Sellers the Assignment of Retained Names in substantially the form of Exhibit C attached hereto, whereby the Companies will assign their entire right, title and interest in and to the Retained Names and any related Intellectual Property and goodwill to the Sellers.

(b)          Subject to Section 14(c) below, the Purchaser shall not use and shall cause its Affiliates (including, after Closing, the Companies) to not use any Retained Name or related mark or any names similar thereto (or any related Intellectual Property).

(c)          Each of Purchaser, its subsidiaries, the Companies and Subsidiaries is authorized, by way of a royalty free license from the Principal Seller (on its own behalf or on behalf of the relevant Affiliate), for a maximum period of twelve (12) months following Closing (or such longer period as may be necessary to allow Purchaser to comply with all requirements of state and local licensing agencies applicable to altering the name under which the Business is conducted (the “Post-Closing Licensing Matters”)), to use in the ordinary course of business any Retained Name or related marks or related Intellectual Property of the Principal Seller or any of its Affiliates (including, without limitation, on paper, stationery, brochures, promotional materials, vehicles, premises, fixed or moveable plant, uniforms or otherwise, whether such items exist at Closing or are produced thereafter), provided that a reasonable level of quality is maintained for the goods and services in connection with which the Retained Names are used. Purchaser shall use reasonable efforts to resolve any Post-Closing Licensing Matters as promptly as practicable following the Closing.

(d)          The Purchaser acknowledges and agrees that any goodwill arising from the use by Purchaser, either of the Companies or the Subsidiaries of any Retained Name or related marks or related Intellectual Property prior to or after the Closing inures to the benefit of the Principal Seller or one or more of its Affiliates and the Purchaser acknowledges, agrees and undertakes that it and each of the Companies and the Subsidiaries shall have no, and shall make no, claim to any goodwill which may arise from the use by Purchaser or any of the Companies or Subsidiaries of the Retained Names or related marks or related Intellectual Property in accordance with Section 14(c) and any and all such use shall be deemed to be use by the Principal Seller or one or more of its Affiliates and shall inure to the benefit of the Principal Seller or one or more of its Affiliates.

(e)          The Purchaser shall indemnify the Principal Seller, for itself and as trustee for each of its Affiliates, against any and all liabilities, losses, charges, costs, claims or demands arising out of the use by the Purchaser, the Companies or any of their Affiliates from and after the Closing of any Retained Name or related marks or related Intellectual Property to the extent not in accordance with Section 14(c).

(f)           If the Sellers shall not already have changed or caused the Companies to change the company names of each of the Companies prior to Closing, the Purchaser shall (at its own expense) cause the company names of each of the Companies, the corporate name of which includes the words “Initial” or “Rentokil,” to be changed to take effect as promptly as practicable following the Closing (and in no event prior to the resolution of any Post-Closing Licensing Matters to the extent such name changes cannot reasonably be effected prior thereto) so as not to include such words or any name similar thereto or likely to cause confusion therewith.

ARTICLE 15

MISCELLANEOUS

15.1	Notices.

Unless otherwise specified herein, all notices, requests, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered, upon delivery when sent by express mail, courier, overnight mail or other recognized overnight or next day delivery service, charges prepaid, or three (3) days following the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when sent by telecopier, with a confirmation copy sent by recognized overnight courier, next day delivery, charges prepaid, addressed as follows:

If to Purchaser, to:

Allied Security Holdings LLC

3606 Horizon Drive

King of Prussia, Pennsylvania 19405

Attention:	General Counsel
Facsimile:	(610) 239-1108

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Franklin M. Gittes, Esq.
Alan C. Myers, Esq.
Facsimile:	(212) 735-2000

If to either Seller, to:

Rentokil Initial plc

Belgrave House

76 Buckingham Palace Road

London, England

SW1W 9RF

Facsimile:	0207 866 3803

with a copy to:

Cox Smith Matthews Incorporated

112 E. Pecan, Suite 1800

San Antonio, Texas 78205

Attention:	William J. McDonough, Jr.
Facsimile:	(210) 226-8395

or to such other address, facsimile number or person as either party shall have last designated by such notice to the other party.

15.2	Entire Agreement.

This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

15.3	Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the Contemplated Transactions are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Contemplated Transactions.

15.4	Public Announcements.

At all times at or before the Closing, no Party will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Companies and the Subsidiaries sell goods or provide services or with whom the Companies and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the Contemplated Transactions without the consent of the other. The Parties will also obtain the other Parties’ prior approval of any press release to be issued immediately following the Closing announcing the consummation of the Contemplated Transactions. Notwithstanding the foregoing, the obtaining of any such consent or prior approval shall not interfere with or delay the compliance by any Party of any applicable law, rule or regulation

15.5	Confidentiality.

Each of the Parties hereto will hold, and will use its reasonable best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the Contemplated Transactions of Governmental Authorities) or by other requirements of Law or (ii) disclosed in a Proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Parties or any of their Affiliates furnished to it by the other Parties or such other Parties’ Representatives in connection with this Agreement or the Contemplated Transactions, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential; provided, that following the Closing the foregoing restrictions will not apply to the Purchaser’s or its Subsidiaries’ or Affiliates’ use of documents and information concerning the Companies and the Subsidiaries furnished by Seller hereunder.

15.6	Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

15.7	Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

15.8	No Third Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 11.

15.9	No Assignment; Binding Effect.

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that Purchaser may, prior to the Closing, assign the right to acquire any or all of the Ownership Interest under this Agreement to any wholly-owned subsidiary of Purchaser, provided that no such assignment shall release Purchaser from any liability hereunder. Any assignment in violation of the preceding sentence shall be void. Subject to the two preceding sentences, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

15.10	Headings and Section References.

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. All section references contained in this Agreement are to sections of this Agreement, except where the context requires otherwise.

15.11	Consent to Jurisdiction.

Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of the State of Delaware in any Proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 15.11 and shall not be deemed to be a general submission to the jurisdiction of said courts in the State of Delaware other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum.

15.12	Interpretation.

This Agreement shall be deemed to have been drafted by all of the Parties, and no presumption or burden of proof shall be construed against any Party as the drafter of this Agreement.

15.13	Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

15.14	Governing Law.

Except to the extent that the laws of any jurisdiction or organization of any Party hereto, or any other jurisdiction, are mandatorily applicable to the Contemplated Transactions and to matters arising under or in connection with this Agreement, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

15.15              Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

15.16              Forwarding Mail.

For a period of two years following the Closing, Purchaser shall, as promptly as reasonably practicable, forward to the Seller all mail, calls, correspondence and deliveries that are addressed to, or are intended to be received by, the Seller. For a period of two years following the Closing, Seller shall, as promptly as reasonably practicable, forward to the Purchaser all mail, calls, correspondence and deliveries that are addressed to, or are intended to be received by, the Companies or their Subsidiaries.

15.17              Technology Matters.

For a period of six months following the Closing Date, the Sellers shall:

(a) maintain the www.initialsecurity.com website and redirect internet traffic relating to the Business to www.alliedbarton.com by including a link to www.alliedbarton.com above the fold on the homepage of www.initialsecurity.com; and

(b) use reasonable best efforts to cooperate with Purchaser to provide e-mail forwarding for any employees of the Company.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

ALLIED SECURITY HOLDINGS LLC

By:	/s/ William C. Whitmore
Name:	William C. Whitmore
Title:	Chief Executive Officer

INITIAL TROPICAL PLANTS, INC.

By:	/s/ Ian Lockwood
Name:	Ian Lockwood
Title:	M&A Director, Authorised Person

RENTOKIL INITIAL PLC

By:	/s/ Ian Lockwood
Name:	Ian Lockwood
Title:	M&A Director

ANNEX 1

DEFINITIONS

(a)          Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Additional Period Amount” has the meaning ascribed to it in Section 2.1.

“Affected Participants” shall have the meaning ascribed to it in Section 7.3(b).

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Agreement and the Exhibits, the Disclosure Schedules and the Schedules hereto and the certificates delivered in accordance with Sections 9.3 and 10.3, as the same shall be amended from time to time.

“Allocation” shall have the meaning ascribed to it in Section 12.3(a).

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each as amended, and all other Laws, decrees, administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Assets” mean all of the Companies’ and their Subsidiaries’ right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal (or mixed), and constituting, or used or held for use in connection with, or related to, the Business.

“Assumed Audit” has the meaning ascribed to it in Section 12.2(b).

“Audit Notice” has the meaning ascribed to it in Section 12.2(a).

“Audited Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Balance Sheet” has the meaning ascribed to in Section 3.7(a).

“Base Amount” has the meaning ascribed to it in Section 2.1.

“Basket” has the meaning ascribed to it in Section 11.6(a).

“Benefit Plan” means any Plan maintained by a Company or any ERISA Affiliate, existing at the Closing Date, to which such Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans, environmental studies and plans and payroll and benefits information pertaining to employees of the Company and the Subsidiaries.

“Bundled Contracts” has the meaning ascribed to it in Section 3.16(a)(v).

“Business” means the Companies’ and their Subsidiaries’ businesses of providing contract security guard services, mobile patrol services and related consulting services, to third parties, as currently conducted and as contemplated to be conducted, together with any activities ancillary or related thereto.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Pennsylvania or New York are authorized or obligated to close.

“Claim Notice” means written notification pursuant to Article 11 of a claim as to which indemnity under Article 11 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such claim and for the Indemnified Party’s claim against the Indemnifying Party under Article 11, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.

“Closing” means the closing of the transactions contemplated by Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Code” shall have the meaning ascribed to it in Section 12.3(a).

“Company” or “Companies” has the meaning ascribed to it in the Preamble of this Agreement.

“Competing Business” has the meaning ascribed to it in Section 5.5(e)(iii).

“Consideration” has the meaning ascribed to it in Section 2.1.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including (a) the sale and purchase of the Ownership Interest; (b) the execution and delivery of the Software License; and (c) the performance by Purchaser and the Sellers of their respective covenants and obligations under this Agreement.

“Conversion Transactions” has the meaning ascribed to it in Section 5.8.

“Contract” means any agreement, contract, purchase order, understanding, license, obligation, promise, commitment, instrument, or undertaking that is intended to be legally binding.

“Current Assets” means the categories of assets included in “Current Assets” according to GAAP and consistent with the Companies’ past practice as reflected in the Balance Sheet.

“Current Liabilities” means the categories of liabilities included in “Current Liabilities” according to GAAP and consistent with the Companies’ past practice as reflected in the Balance Sheet.

“Damages” means the amount of any loss, liability, diminution in value, claim, damages (excluding incidental and consequential damages (other than lost profits directly resulting from the indemnifiable act in question)), interest, penalties, judgment, fines, settlement, costs and expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a Third Party Claim and, in the case of a Third Party Claim, shall include all of the foregoing (including incidental and consequential damages) regardless of the outcome of such claim. Notwithstanding anything to the contrary, for purposes of calculating the amount of any Damages (but not for purposes of determining whether there has been a breach of a representation or warranty) under this Agreement, all references to "material," "materiality," "Material Adverse Effect" and the like shall be disregarded.

“Deferred Compensation Plans” shall have the meaning ascribed to it in Section 7.3(b).

“Defined Benefit Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 or Title IV of ERISA or Section 412 of the IRC.

“Disclosure Schedule” means the disclosure schedules delivered to Purchaser by the Company and Seller concurrently with the execution and delivery of this Agreement.

“Effective Date” means December 31, 2005.

“Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes. As used in this Agreement, Environmental Law shall mean any of such laws applicable to the Companies and their Subsidiaries prior to the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with Seller or, before the Closing, the Companies (within the meaning of Section 414 of the IRC).

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign country or any state, county, city or other political subdivision thereof.

“Hazardous Material” means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“Indebtedness” means, as to any Person (which, in the case of the Companies, includes the Subsidiaries for purposes of this definition), without duplication, any and all obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person, any and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including any and all obligations of such Person upon which interest charges are customarily paid, any and all obligations of such Person under conditional sales or other title retention agreements relating to property purchased by such Person, any and all obligations of such Person issued or assumed as the deferred purchase price of property or services (but not including any and all trade accounts payable), any and all capitalized lease obligations of such Person, any and all obligations secured by any Lien (other than Permitted Liens) on property or assets owned or acquired by such Person, whether or not the obligations secured thereby are obligations of, or have been assumed by, such Person, any and all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), any and all amounts drawn on letters of credit issued on behalf of such Person, any and all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and any and all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person, and any interest accrued relating to debt.

“Indemnified Party” means any Person claiming indemnification under any provision of Article 11.

“Indemnified Taxes” has the meaning ascribed to it in Section 12.2(a).

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 11.

“Initial Interests” means one hundred percent (100%) of the membership interests of Initial Security.

“Initial Security” has the meaning ascribed to it in the Recitals to this Agreement.

“Initial Security Conversion” has the meaning ascribed to it in the Recitals to this Agreement.

“Initial Security Election” has the meaning ascribed to it in Section 5.8(c).

“Insurance Rebate Amount” means US$8,113,808, multiplied by a fraction, the numerator of which is the number of days from (and including) the Closing Date to (and including) December 31, 2006, and the denominator of which is three hundred sixty-five (365).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions (whether patentable or unpatentable and whether or not reduced to practice), works of authorship, trade secrets, software (other than commercially available software subject to “click through” or “shrink wrap” licenses and which have license fees that do not exceed US$20,000 in any annual period), domain names, rights of publicity and privacy, copyrights and copyright rights, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service.

“Key Customer Contract” or “Key Customer Contracts” has the meaning ascribed to it in Section 3.16(a)(v).

“Knowledge of the Sellers” or “Sellers’ Knowledge” means the actual or constructive knowledge of the following persons after reasonable inquiry of those employees of the Companies, the Subsidiaries or the Sellers, as applicable, normally responsible for the relevant matter, including but not limited to all regional Vice Presidents, the Business' Controller, and the respective heads of Human Resources, Tax and Risk Management: Mike Schroeder, Randy Dorn and George Beavers.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any foreign country or any state, county, city or other political subdivision thereof or of any Governmental Authority.

“Lease” or “Leases” has the meaning ascribed to it in Section 3.14(b).

“Leased Real Property” means each parcel of real property leased by any Company or Subsidiary (as lessor or lessee).

“Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

“Liquidation” has the meaning ascribed to it in Section 5.8(c).

“Material Adverse Effect” means any event, circumstance, development, change or effect that is, or would reasonably be expected to be, material and adverse to the Business, Assets, Liabilities, financial condition or results of operations of any Company and its Subsidiaries, taken as a whole, other than any event, change, fact, condition, circumstance or effect resulting from (i) conditions affecting the United States economy or the industry as a whole, to the extent that such conditions do not, individually or in the aggregate, have a materially disproportionate impact on the Business or (ii) the announcement of the Sellers and Purchaser having entered into this Agreement; provided, however, that the loss of any Key Customer Contract or group of Key Customer Contracts shall not create any presumption that the Business has (or has not) suffered a Material Adverse Effect.

“Material Contract” or “Material Contracts” has the meaning ascribed to it in Section 3.16(a).

“Material Intellectual Property” has the meaning ascribed to it in Section 3.15(a).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

“Order” means any writ, judgment, decree, injunction, stipulation, award or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Ordinary Course of Business” means, with respect to a Person, an action or failure to act generally consistent with the past custom and practices of such Person (and consistent with industry practices for the industry in which the relevant Person is involved) and is taken or not taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation (or similar document) and the operating or limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, including any trust; and (f) any amendment to any of the foregoing.

“Other Business” means any assets, operations, or businesses of the Companies or their Affiliates other than the Business.

“Ownership Interest” has the meaning ascribed to it in the Recitals to this Agreement.

“Party” means any of the Purchaser or the Sellers, as the case may be.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Permits” mean any licenses, permits, certificates, authorizations, consents or orders of, or filings with, or any waiver of the foregoing, issued by any Governmental Authority necessary for the conduct of, or relating to the operation of the Business, including any detective/security licenses.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien and with respect to real property zoning laws and other land use restrictions which individually or in the aggregate with other such Liens could not reasonably be expected to have a Material Adverse Effect.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association, joint venture, joint stock company, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended, or a Governmental Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Post-Closing Licensing Matters” has the meaning ascribed to it in Article 14(c).

“Pre-Closing Period” shall mean a Taxable Year that ends on or before the Closing Date and the portion of a Straddle Period beginning on the first day of the Straddle Period and ending on (and including) the Closing Date.

“Pre-Closing Insurance Claims” has the meaning ascribed to it in Section 7.5(b).

“Principal Seller” has the meaning ascribed to it in the Preamble of this Agreement.

“Proceedings” means any action, claim, complaint, suit, proceeding, arbitration, investigation, audit, inquiry, hearing, or litigation (whether civil, criminal or administrative) brought, commenced, conducted or heard by or otherwise involving any Governmental Authority.

“Proposed Allocation” shall have the meaning ascribed to it in Section 12.3(b).

“Purchaser” has the meaning ascribed to it in the Preamble of this Agreement.

“Purchaser Indemnified Parties” has the meaning ascribed to it in Section 11.2.

“Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401(a) of the IRC.

“Representatives” means any Person’s managers, trustees, officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

“Restricted Activity” or “Restricted Activities” has the meaning ascribed to it in Section 5.5(d).

“Retained Names” means the marks and names "INITIAL," "INITIAL SECURITY," "RENTOKIL," "CSI," "CONTINUOUS SERVICE IMPROVEMENT," and any and all marks and names (including but not limited to domain names) comprising one or more of the foregoing formatives, and all designs and logos associated with such marks and names, including but not limited to all registrations and applications for registration of any of the foregoing, and the goodwill of the business symbolized thereby.

“Sale Transaction” has the meaning ascribed to it in Section 5.5(a).

“Security Interests” has the meaning ascribed to it in the Recitals of this Agreement.

“Security Services” has the meaning ascribed to it in the Recitals of this Agreement.

“Security Services Conversion” has the meaning ascribed to it in the Recitals to this Agreement.

“Seller” has the meaning ascribed to it in the Preamble of this Agreement.

“Seller Indemnified Parties” has the meaning ascribed to it in Section 11.3.

“Software License” has the meaning ascribed to it in Section 7.4.

“Straddle Period” shall mean any Taxable Year beginning on or before and ending after the Closing Date.

“Straddle Period Tax Returns” has the meaning ascribed to it in Section 12.1(a).

“Subsidiary” means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

“Subsidiary Conversions” has the meaning ascribed to it in Section 5.8.

“Subsidiary Seller” has the meaning ascribed to it in the Preamble of this Agreement.

“Taxable Year” means a taxable year (including a short taxable year), year of assessment or similar period with respect to which any Tax may be imposed under any applicable Law.

“Taxes” shall mean any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local, or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise or similar taxes, imposed by any Governmental Authority, together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto including any such amounts due as a result of being a member of a consolidated, combined or unitary group or by contract or similar agreement.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Third Party Claim” has the meaning ascribed to it in Section 11.4(a).

“Transaction Documents” means the Software License.

“Transaction Expenses” means the fees and expenses incurred by the Companies, the Seller or their respective Affiliates in connection with the negotiation, execution and performance of this Agreement and any other agreements entered into in connection with this Agreement.

"Transfer Taxes" shall mean all sales, transfer, recording or similar Taxes, but excluding any and all income Taxes, incurred solely as a result of the Contemplated Transactions.

“Unaudited Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Working Capital” means the excess of Current Assets over Current Liabilities of the Company and its Subsidiaries, calculated on a consolidated basis.

(b)          Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) “or” is not exclusive; (v) “including” and “include” are not exclusive, and (vi) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Exhibits

Exhibit A	Form of Assignment of Membership Interest
Exhibit B	Form of Software License
Exhibit C	Form of Assignment of Retained Names

Schedules

Schedule 3.2	Capital Stock; Title to Shares
Schedule 3.3	Subsidiaries
Schedule 3.4(c)(iii)	Authority; No Conflict
Schedule 3.5	Governmental Approvals and Filings
Schedule 3.6	Permits
Schedule 3.7	Financial Statements
Schedule 3.8	Other Liabilities
Schedule 3.9	Taxes
Schedule 3.10	Legal Proceedings
Schedule 3.12	Benefit Plans; ERISA
Schedule 3.13	Business Assets
Schedule 3.14	Title to Properties; Liens
Schedule 3.15	Intellectual Property Rights
Schedule 3.16	Contracts
Schedule 3.17	Affiliate Transactions
Schedule 3.18	Labor Relations
Schedule 3.19	Environmental Matters
Schedule 3.20	Insurance
Schedule 3.21	No Material Adverse Effect
Schedule 3.24	Bank Accounts
Schedule 3.25	Indebtedness
Schedule 3.26	Accounts Receivable
Schedule 3.27	Bank Account Balances
Schedule 5.2	Conduct of Business